SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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XenoPort, Inc.

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3410 Central Expressway

Santa Clara, California 95051

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2015

To the Stockholders of XenoPort, Inc.:

Notice is hereby given that the 2015 annual meeting of stockholders of XenoPort, Inc. a Delaware corporation, will be held on May 19, 2015 at 9:00 a.m., local time, at the company’s offices located at 3410 Central Expressway, Santa Clara, California 95051 for the following purposes:

1.	To elect two Class 1 directors to serve until the 2018 annual meeting of stockholders and until their successors have been duly elected and qualified.

2.	To approve an amendment to XenoPort’s amended and restated certificate of incorporation to eliminate the supermajority voting requirement for amendments to XenoPort’s amended and restated bylaws.

3.	To approve an amendment to XenoPort’s amended and restated certificate of incorporation to increase the total number of shares of common stock authorized for issuance from 100 million shares to 200 million shares.

4.	To approve the XenoPort, Inc. 2015 Employee Stock Purchase Plan.

5.	To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

6.	To approve, on an advisory basis, the compensation of XenoPort’s named executive officers, as disclosed in the proxy statement accompanying this notice.

7.	To conduct any other business properly brought before the 2015 annual meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The board of directors has fixed the close of business on March 27, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, this annual meeting and at any postponement or adjournment thereof.

  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 19, 2015 at 9:00 a.m., local time, at XenoPort’s offices located at 3410 Central Expressway, Santa Clara, California 95051

The Proxy Statement and Annual Report to Stockholders are available at

http://www.rrdezproxy.com/2015/XNPT

By Order of the Board of Directors

THOMAS P. MCCRACKEN
Secretary

Santa Clara, California

April 10, 2015

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. You may also submit your proxy over the Internet or by telephone. Please refer to the information provided with your proxy card or voting instruction form for further information.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the board of directors of XenoPort, Inc. is soliciting your proxy to vote at the 2015 annual meeting of stockholders, referred to as the 2015 annual meeting, including any adjournments or postponements of the 2015 annual meeting. You are invited to attend the 2015 annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the 2015 annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 10, 2015 to all stockholders of record entitled to vote at the 2015 annual meeting.

How do I attend the 2015 annual meeting?

The 2015 annual meeting will be held on May 19, 2015 at 9:00 a.m., local time, at XenoPort’s principal executive offices located at 3410 Central Expressway, Santa Clara, California 95051. Directions to the 2015 annual meeting may be found at http://www.XenoPort.com/contact/directions.htm. Information on how to vote in person at the 2015 annual meeting is discussed below.

Who can vote at the 2015 annual meeting?

Only stockholders of record at the close of business on March 27, 2015 will be entitled to vote at the 2015 annual meeting. On this record date, there were 62,764,168 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If, on March 27, 2015, your shares were registered directly in your name with our transfer agent, Computershare Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the 2015 annual meeting or vote by proxy. Whether or not you plan to attend the 2015 annual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If, on March 27, 2015, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2015 annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the 2015 annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the 2015 annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are six matters scheduled for a vote:

•	Election of two Class 1 directors to serve until the 2018 annual meeting of stockholders and until their successors have been duly elected and qualified;

•	Approval of an amendment to XenoPort’s amended and restated certificate of incorporation to eliminate the supermajority voting requirement for amendments to XenoPort’s amended and restated bylaws;

•	Approval of an amendment to XenoPort’s amended and restated certificate of incorporation to increase the authorized number of shares of common stock from 100 million shares to 200 million shares;

•	Approval of the XenoPort, Inc. 2015 Employee Stock Purchase Plan, or the 2015 ESPP;

•	Ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	Advisory approval of the compensation of XenoPort’s named executive officers, as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission, or SEC.

How do I vote?

You may either vote “For” each of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the 2015 annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the 2015 annual meeting, we urge you to vote by submitting your proxy to ensure that your vote is counted. You may still attend the 2015 annual meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the 2015 annual meeting and we will give you a ballot at the 2015 annual meeting.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the 2015 annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 18, 2015 to be counted.

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To vote on the Internet, go to www.investorvote.com/XNPT to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 18, 2015 to be counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from XenoPort. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the 2015 annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Telephone and Internet voting procedures are designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 27, 2015.

What if I return a proxy card but do not make specific choices?

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record and you do not specify your vote on each proposal individually when voting on the Internet or over the telephone, or if you sign and return a proxy card without giving specific voting instructions, then your shares will be voted “FOR ALL” two of XenoPort’s nominees named herein to the board of directors (Proposal 1); “FOR” the approval of an amendment to XenoPort’s amended and restated certificate of incorporation to eliminate the supermajority voting requirement for amendments to XenoPort’s amended and restated bylaws (Proposal 2); “FOR” the approval of an amendment to XenoPort’s amended and restated certificate of incorporation to increase the authorized number of shares of common stock from 100 million shares to 200 million shares (Proposal 3); “FOR” the approval of the 2015 ESPP (Proposal 4); “FOR” the ratification of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 5); and “FOR” the advisory approval of the compensation of our named executive officers (Proposal 6). If any other matter is properly presented at the 2015 annual meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. See “What are ‘broker non-votes’?” below. We encourage you to provide voting instructions to the organization that holds your shares to ensure that your vote is counted on all six proposals.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2015 annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051.

•	You may attend the 2015 annual meeting and vote in person. Simply attending the 2015 annual meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the 2015 annual meeting, who will separately count: for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote and will have the same effect as “Against” votes on all proposals except the election of directors (Proposal 1). Broker non-votes will not be counted for purposes of determining the number of shares present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, broker non-votes will not affect the outcome of the vote on any of the proposals except Proposals 2 and 3.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, or NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors and executive compensation, including the advisory stockholder votes on executive compensation. Accordingly, the broker or nominee may not vote your shares with respect to the election of directors (Proposal 1), the 2015 ESPP (Proposal 4) or the stockholder advisory vote on executive compensation (Proposal 6), if you have not provided instructions, but may vote your shares on the ratification of independent registered public accounting firm (Proposal 5). In addition, it is possible that brokers will not have discretionary voting authority with respect to the amendment to XenoPort’s amended and restated certificate of incorporation to eliminate the supermajority voting requirement for amendments to XenoPort’s amended and restated bylaws (Proposal 2), or the amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of common stock from 100 million shares to 200 million shares (Proposal 3). We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

How many votes are needed to approve each proposal?

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For Proposal 1, the election of directors, the two Class 1 nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only “For” or “Withhold” votes will affect the outcome. Broker non-votes will have no effect.

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To be approved, Proposal 2, the amendment to XenoPort’s amended and restated certificate of incorporation to eliminate the supermajority voting requirement for amendments to XenoPort’s amended and restated bylaws, must receive “For” votes from at least 66 2/3% of our issued and outstanding shares of common stock. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

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To be approved, Proposal 3, the amendment of our amended and restated certificate of incorporation to increase the authorized number of shares of common stock from 100 million shares to 200 million shares, must receive “For” votes from at least 66 2/3% of our issued and outstanding shares of common stock. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

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To be approved, Proposal 4, approval of the 2015 ESPP, must receive “For” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2015 annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will not affect the outcome of the vote on Proposal 4.

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To be approved, Proposal 5, the ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2015, must receive “For” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2015 annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will not affect the outcome of the vote on Proposal 5.

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To be approved, Proposal 6, the approval, on an advisory basis, of the compensation of XenoPort’s named executive officers, must receive “For” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2015 annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will not affect the outcome of the vote on Proposal 6.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the 2015 annual meeting in person or represented by proxy. On the record date, there were 62,764,168 shares outstanding and entitled to vote. Thus, the holders of at least 31,382,085 shares of common stock must be present in person or represented by proxy at the 2015 annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the 2015 annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the 2015 annual meeting or a majority of shares present at the 2015 annual meeting in person or represented by proxy may adjourn the 2015 annual meeting to another date.

How can I find out the results of the voting at the 2015 annual meeting?

Final voting results will be published in a current report on Form 8-K that we expect to file within four business days following the 2015 annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the 2015 annual meeting, we intend to file a Form 8-K disclosing preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by the close of business on December 12, 2015, to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. However, if our 2016 annual meeting of stockholders is not held between April 19, 2016 and June 18, 2016, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide specified information to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051 between the close of business on January 20, 2016 and the close of business on February 19, 2016, unless the date of our 2016 annual meeting of stockholders is before April 19, 2016 or after

June 18, 2016, in which case such proposals shall be submitted no earlier than the close of business on the date 120 days prior to the 2016 annual meeting, and no later than the close of business on the later of (i) 90 days before the 2016 annual meeting of stockholders or (ii) ten days after notice of the date of the 2016 annual meeting is first publicly given. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2016 annual meeting of stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. The proxy solicited by the board of directors for the 2016 annual meeting of stockholders will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which XenoPort has not been provided with timely notice. In addition, if the stockholder proposal is timely and in accordance with XenoPort’s bylaws, the proxy solicited will confer discretionary voting authority with respect to the proposal if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

What proxy materials are available on the Internet?

This proxy statement and our 2014 Annual Report to Stockholders are available at http://www.rrdezproxy.com/2015/XNPT.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws provide that the board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one third of the total number of directors, and with each class having a three-year term. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This applies to vacancies created by an increase in the authorized number of directors or by the death, resignation, disqualification or removal of a director.

Our board of directors presently has nine members, and there are no vacancies. On February 24, 2015, Ernest Mario, Ph.D., a current director of XenoPort, informed the nominating and corporate governance committee of our board of directors of his decision to not stand for re-election as a Class 1 director of the company at the 2015 annual meeting of stockholders, due to a desire to reduce his professional responsibilities related to public company boards. Upon the departure of Dr. Mario, the size of our board of directors will be reduced to, and our board of directors will be comprised of, eight directors. Proxies may only be voted for the two directors in Class 1 nominated for election at the 2015 annual meeting, the class whose term of office expires in 2015. Each of Dennis M. Fenton, Ph.D. and Catherine J. Friedman is currently a Class 1 director of XenoPort who was previously elected to the board of directors by the stockholders and was recommended for re-election to the board of directors by the nominating and corporate governance committee of the board of directors. If elected at the 2015 annual meeting, each of these two nominees would serve until the 2018 annual meeting of stockholders and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal. Each of these two nominees is submitted for re-election to the board of directors on the proxy card.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the 2015 annual meeting. The persons named as proxies on the proxy card intend to vote the proxies “FOR ALL” two of XenoPort’s nominees named below unless you indicate on the proxy card a vote to “WITHHOLD” your vote with respect to any of these nominees. Cumulative voting is not permitted. In the event that any nominee named below should become unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by the nominating and corporate governance committee of the board of directors. If any such substitute nominee(s) are designated, we will file an amended proxy statement and proxy card that, as applicable, identifies the substitute nominee(s), discloses that such nominee(s) have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominee(s) as required by the rules of the Securities and Exchange Commission. Each nominee named below has agreed to serve if elected, and our board of directors has no reason to believe that any such nominee will be unable to serve.

The nominating and corporate governance committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the nominating and corporate governance committee has identified and evaluated the two director nominees named below in the broader context of the board of directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and corporate governance committee views as critical to the effective functioning of our board of directors. In selecting these two director nominees, as well as the remaining current directors, the nominating and corporate governance committee focused on selecting a diverse group of experienced board candidates and members with strong credentials and relevant industry expertise who will work together constructively to execute our strategic plan for delivering long-term growth and stockholder value. Our board of directors is pleased to nominate for election as directors the two persons named in this proposal and on the enclosed proxy card.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each of Dr. Fenton and Ms. Friedman, our director nominees, and of each director whose term will continue after the 2015 annual meeting, that led the nominating and corporate governance committee and the board of directors to believe such director or nominee should continue to serve on our board of directors.

CLASS 1 NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

Dennis M. Fenton, Ph.D.

Dennis M. Fenton, Ph.D., age 63, has been a member of our board of directors since August 2009. From 1982 to 2008, Dr. Fenton held numerous positions, including executive roles in process development, manufacturing, sales and marketing and research and development, at Amgen, Inc., a biotechnology company. From 2000 to 2008, Dr. Fenton was executive vice president responsible for worldwide operations, manufacturing, process development and quality. From 1995 to 2000, Dr. Fenton was senior vice president of operations, and from 1992 to 1995, Dr. Fenton was senior vice president of sales, marketing and process development for Amgen. Dr. Fenton received a B.S. in biology from Manhattan College and a Ph.D. in microbiology from Rutgers University. Dr. Fenton is a member of the board of directors of Dendreon Corporation, a publicly-traded biotechnology company, Hospira, Inc., a publicly-traded pharmaceutical company, Kythera Biopharmaceuticals, Inc., a publicly-traded pharmaceutical company focused on the aesthetic medicine market, and Portola Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company. Dr. Fenton was a member of the board of directors of Genzyme Corporation, a publicly-traded biotechnology company, from 2010 to 2011.

The nominating and corporate governance committee and the board of directors believe that Dr. Fenton’s 27 years of experience, including numerous leadership positions at Amgen, a high-growth biotechnology company, brings a range of experience important to the board of directors. In particular, the nominating and corporate governance committee believes that Dr. Fenton’s experience in development, operations and sales and marketing is very valuable to the board of directors as we pursue commercialization of our product and product candidates.

Catherine J. Friedman

Catherine J. Friedman, age 54, has been a member of our board of directors since September 2007. Ms. Friedman has been an independent financial consultant to private and public companies in the life sciences industry since 2006. Prior to that, Ms. Friedman held numerous positions over a 23-year investment banking career with Morgan Stanley & Co., an investment banking company, including Managing Director from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice from 1993 to 2006. Ms. Friedman received a B.A. from Harvard College and an M.B.A. from the University of Virginia Darden School of Business. Ms. Friedman is a member of the boards of directors of EnteroMedics Inc., a publicly-traded medical device company focused on obesity management, GSV Capital Corp, a publicly-traded and externally managed, non-diversified closed-end management investment company, and Theravance, Inc., a publicly-traded royalty management company specializing in respiratory assets.

The nominating and corporate governance committee and the board of directors believe that Ms. Friedman’s 23 years of experience as a leading investment banker in the life sciences industry provides important industry and financial expertise. The nominating and corporate governance committee believes that Ms. Friedman’s extensive experience with company financing and capital market access are of particular importance as we continue to finance our operations.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

CLASS 2 DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Paul L. Berns

Paul L. Berns, age 48, has been a member of our board of directors since November 2005. Since March 2014, he has served as president and chief executive officer of Anacor Pharmaceuticals, Inc., a biopharmaceutical company. Prior to March 2014, he was a self-employed consultant to the pharmaceutical industry. From March 2006 to August 2012, he served as president, chief executive officer and a member of the board of directors of Allos Therapeutics, Inc., a biopharmaceutical company, which was acquired by Spectrum Pharmaceuticals, Inc. in August 2012. From 2002 to 2005, Mr. Berns was chief executive officer, president and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. From 2001 to 2002, Mr. Berns served as vice president and general manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories, a pharmaceutical company. He served as vice president, marketing of BASF Pharmaceuticals-Knoll, a pharmaceutical company, from 2000 to 2001. From 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company, a pharmaceutical company. Mr. Berns received a B.S. from the University of Wisconsin. Mr. Berns is chairman of the board of directors of Anacor Pharmaceuticals, and is a member of the board of directors of Jazz Pharmaceuticals, plc, a publicly-traded specialty pharmaceutical company focused on neurology and psychiatry and Cellectar Biosciences, Inc., a publicly-traded specialty pharmaceutical company focused on cancer treatment and diagnosis.

The nominating and corporate governance committee and the board of directors believe that Mr. Berns’ experience as a chief executive officer of Bone Care International and Allos Therapeutics provides significant operational and pharmaceutical industry leadership experience to the board of directors. In particular, Mr. Berns guided Allos Therapeutics through a period that included U.S. Food and Drug Administration approval of Allos’ first product.

John G. Freund, M.D.

John G. Freund, M.D., age 61, has been a member of our board of directors since 1999 and our lead independent director since July 2008. He has been a managing director of Skyline Ventures, a venture capital firm specializing in healthcare companies, since 1997. From 1995 to 1997, Dr. Freund was a managing director in the private equity group at Chancellor Capital Management, a private capital investment firm. AMVESCAP plc, an investment services company, acquired Chancellor Capital Management in 1998 and renamed the division INVESCO Private Capital. In 1995, he co-founded Intuitive Surgical, Inc., a medical device company. From 1988 to 1994, he held various positions at Acuson Corp., a maker of ultrasound equipment, most recently as executive vice president. Siemens Corp. acquired Acuson in 2000. Prior to Acuson, Dr. Freund was a general partner of Morgan Stanley Venture Partners, a venture capital management firm, from 1987 to 1988. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., an investment banking company, where he was a co-founder of the Healthcare Group in the Corporate Finance Department. He received a B.A. from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School. Dr. Freund was a member of the boards of directors of The New Economy Fund, a U.S.-registered investment fund, from 2000 to 2009, Sirtris Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, from 2004 to 2008, Hansen Medical, Inc., a publicly-traded company specializing in medical robotics, from 2002 to 2010, MAP Pharmaceuticals, Inc., a publicly-traded company developing inhalation-based pharmaceuticals, from 2004 to 2011, and MAKO Surgical Corp., a publicly-traded company that designs and sells an advanced robotic-arm solution, together with proprietary implants for minimally invasive orthopedic procedures from 2008 to 2013. Dr. Freund is currently a member of the boards of directors of SMALLCAP World Fund, Fundamental Investors, Inc. and The Growth Fund of America, Inc., each of which are U.S.-registered investment funds. He is also a director of Concert Pharmaceuticals, Inc., Tetraphase Pharmaceuticals, Inc. and Proteon Therapeutics, Inc., each of which are publicly-traded pharmaceutical companies.

The nominating and corporate governance committee and the board of directors believe that Dr. Freund’s 30 years of healthcare venture capital investing, healthcare investment banking and management of healthcare companies provide significant and extensive industry expertise. Dr. Freund has served as a director of the company since 1999, bringing historic knowledge and continuity to the board of directors. Dr. Freund has served, or currently serves, as a member of the boards of directors of numerous other pharmaceutical or medical device companies, providing appropriate perspective and extensive familiarity with compensation and financial matters.

William J. Rieflin

William J. Rieflin, age 55, has been a member of our board of directors since September 2010. In September 2010, Mr. Rieflin was appointed chief executive officer and a member of the board of directors of NGM Biopharmaceuticals, Inc., a privately held biopharmaceutical company focused on metabolic diseases. Mr. Rieflin previously served as our president from 2004 to September 2010. From 1996 to 2004, he held various positions with Tularik Inc., a biotechnology company focused on the discovery and development of product candidates based on the regulation of gene expression, most recently as executive vice president, administration, chief financial officer, general counsel and secretary. Amgen Inc. acquired Tularik in 2004. Mr. Rieflin received a B.S. from Cornell University, an M.B.A. from the University of Chicago Graduate School of Business and a J.D. from Stanford Law School. Mr. Rieflin is the lead independent member of the board of directors of Anacor Pharmaceuticals, Inc., a publicly traded pharmaceutical company.

The nominating and corporate governance committee and the board of directors believe that Mr. Rieflin brings to the board substantial experience with the company, given his past role as our president, and extensive leadership skills, industry knowledge and operational expertise from his numerous positions as a biotechnology company executive.

CLASS 3 DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Ronald W. Barrett, Ph.D.

Ronald W. Barrett, Ph.D., age 59, is one of our founders and has served as our chief executive officer since September 2001. He served as our chief scientific officer from 1999 to 2001. Dr. Barrett has been a director since August 1999. From 1989 to 1999, he held various positions at Affymax Research Institute, a company employing combinatorial chemistry and high-throughput target screening for drug discovery, most recently as senior vice president of research. Glaxo Wellcome plc acquired Affymax Research Institute in 1995. Glaxo Wellcome subsequently merged with SmithKline Beecham plc in 2000 to form GlaxoSmithKline plc, a pharmaceutical company. Prior to Affymax Research Institute, Dr. Barrett was a molecular pharmacologist in the Neuroscience Group at Abbott Laboratories, a healthcare company, from 1986 to 1989. Dr. Barrett received a B.S. from Bucknell University and a Ph.D. in pharmacology from Rutgers University. Dr. Barrett is a member of the board of directors of Concert Pharmaceuticals, Inc., a publicly-traded clinical-stage biopharmaceutical company.

The nominating and corporate governance committee and the board of directors believe that Dr. Barrett’s extensive experience with the company as a founder and through his long tenure as chief executive officer, brings necessary historic knowledge and operational continuity to the board of directors. The nominating and corporate governance committee also believes that, as result of his long tenure with the company in scientific and executive positions, Dr. Barrett brings to the board of directors key scientific expertise, corporate development and investor relations experience and substantial leadership skills.

Jeryl L. Hilleman

Jeryl L. Hilleman, age 57, has been a member of our board of directors since January 2005. She has served as the chief financial officer at Intersect ENT, Inc., a medical device company, since June 2014. Prior to joining Intersect ENT in June 2014, she served as the chief financial officer, chief accounting officer and secretary of the biopharmaceutical company Ocera Therapeutics, Inc., a biopharmaceutical company. Prior to joining Ocera in September 2013, Ms. Hilleman provided independent financial and strategic consulting for biotech and cleantech companies. From January 2008 to May 2012, she was chief financial officer of Amyris Biotechnologies, Inc., a company specializing in synthetic biology. Prior to joining Amyris in January 2008, she was executive vice president and chief financial officer of Symyx Technologies, Inc., a company specializing in high-throughput experimentation for the discovery of materials, from 1997 to June 2007. Prior to joining Symyx in 1997, Ms. Hilleman served as vice president finance and chief financial officer of two public biotechnology companies, Geron Corporation and Cytel Corporation, which merged with Epimmune Inc. in 1999. Ms. Hilleman received an A.B. from Brown University and an M.B.A. from the Wharton Graduate School of Business.

The nominating and corporate governance committee and the board of directors believe that Ms. Hilleman’s significant experience as a chief financial officer of several public biotechnology companies provides valuable financial and audit expertise, particularly in light of Ms. Hilleman’s role as chairperson of the audit committee of the board of directors. As a result of her tenure as chairperson of the audit committee, Ms. Hilleman also provides valuable historic knowledge and continuity with respect to the company’s interactions with the SEC regarding complex accounting matters. The nominating and corporate governance committee further believes that Ms. Hilleman’s educational background and public company experience provides her with significant expertise in: (i) oversight of preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements, including complex cost accounting and revenue recognition matters; and (ii) understanding internal controls and procedures for financial reporting as applicable for a company of our size and in our industry.

Wendell Wierenga, Ph.D.

Wendell Wierenga, Ph.D., age 67, has been a member of our board of directors since 2000. From June 2011 to February 2014, he served as executive vice president, research and development at Santarus, Inc., a publicly-traded specialty biopharmaceutical company that was acquired by Salix Pharmaceuticals, Ltd. in January 2014. Prior to joining Santarus, Dr. Wierenga was executive vice president of research and development at Ambit Biosciences, Inc., a biopharmaceutical company engaged in the discovery and development of small-molecule kinase inhibitors, from January 2007 to May 2011. Dr. Wierenga was executive vice president of research and development at Neurocrine Biosciences, Inc., a biopharmaceutical company developing therapeutics for neuropsychiatric, neuroinflammatory and neurodegenerative diseases, from 2003 to 2007. From 2000 to 2003, Dr. Wierenga was chief executive officer of Syrrx, Inc., a company focused on small-molecule drug compounds. Prior to joining Syrrx, from 1990 to 2000, he was senior vice president of worldwide pharmaceutical sciences, technologies and development at Parke-Davis, a division of Warner Lambert Co., a pharmaceutical company. Pfizer Inc., a research-based pharmaceutical company, acquired Warner Lambert in 2000. Prior to Parke-Davis, Dr. Wierenga worked at Upjohn Co., later Pharmacia & Upjohn, Inc., a pharmaceutical and biotechnology company, for 16 years in various positions, most recently as executive director of discovery research. Pfizer acquired Pharmacia & Upjohn, then named Pharmacia Corp., in 2002. Dr. Wierenga is currently a member of the board of directors of Cytokinetics, Inc., Ocera Therapeutics, Concert Pharmaceuticals, Inc., Apricus Biosciences, Inc. and Anacor Pharmaceuticals, Inc., all of which are publicly-traded biopharmaceutical companies. From 1996 to 2013, Dr. Wierenga was a member of the board of directors of Onyx Pharmaceuticals, Inc., a public biopharmaceutical company specializing in oncology that was acquired by Amgen in 2013. Dr. Wierenga received a B.S. from Hope College and a Ph.D. in chemistry from Stanford University.

The nominating and corporate governance committee and the board of directors believe that Dr. Wierenga’s significant pharmaceutical research, clinical development and regulatory experience provide valuable scientific and technical expertise to the board of directors. Dr. Wierenga has served, or currently serves, as a member of the boards of directors of numerous other publicly-traded biopharmaceutical companies, providing appropriate perspective and extensive familiarity with financial and operations management, risk oversight, business strategy and governance matters. Dr. Wierenga also brings executive leadership experience to the board of directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

INDEPENDENCE OF THE XENOPORT BOARD

As required under The NASDAQ Stock Market LLC, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time. Consistent with these considerations, our board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Ronald W. Barrett, Ph.D., our chief executive officer, and William J. Rieflin, our former president. In addition, our board of directors has determined that each member of our audit committee, compensation committee and nominating and corporate governance committee is an independent director within the meaning of the applicable Nasdaq listing standards and SEC rules.

INFORMATION REGARDING THE XENOPORT BOARD

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines to ensure that the board of directors has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the principles that the board of directors will follow with respect to board member responsibilities, board of directors composition and selection, board of directors meetings and involvement of senior management, succession planning and board of directors committees and compensation. The Corporate Governance Guidelines were adopted by the board of directors to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

Meetings

During 2014, our board of directors held 30 meetings, including telephonic meetings, and acted by unanimous consent four times. All directors attended at least 75% of the aggregate of the meetings of the board of directors and of the committees on which they served that were held during the period for which they were a director or a committee member. As required under applicable Nasdaq listing standards, in 2014, our independent directors met ten times in regularly scheduled executive sessions at which only independent directors were present. Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meetings of stockholders, directors are encouraged to attend the annual meeting of XenoPort stockholders. With the exception of Dr. Mario, all directors attended the 2014 annual meeting of stockholders in person or via telephonic conference.

Leadership Structure

Our board of directors does not currently have a formally-appointed chairman or other formal leadership structure that would allow one director to entirely shape the work of the board of directors. Dr. Freund has been appointed as our lead independent director, with authority and responsibility to: (i) in conjunction with the chief executive officer, establish meeting agendas; (ii) preside over meetings of the independent directors; (iii) preside over any portions of meetings of the full board of directors at which the evaluation or compensation of the chief executive officer is presented or discussed; (iv) preside over any portions of meetings of the full board of directors at which the performance of the board of directors is presented or discussed; and (v) coordinate the activities of the other independent directors. We believe that having a lead independent director separate from our chief executive officer reinforces the independence of the board of directors in its oversight of the business and affairs of the company. In addition, we believe that having a lead independent director creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in the best interests of the company and its stockholders. As a result, we believe that having a lead independent director can enhance the effectiveness of the board of directors as a whole.

Risk Oversight

One of the board of directors’ key functions is informed oversight of important enterprise risks facing the company. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole and through the board of directors’ committees. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper conduct. The board of directors’ role includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal, regulatory, compliance, strategic and reputational risks. The board of directors and each committee also receive incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the entire board of directors as appropriate.

COMMITTEES OF THE BOARD

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for 2014 for each of the board of directors’ committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Paul L. Berns	—	X*	—
Dennis M. Fenton, Ph.D.	—	X	—
John G. Freund, M.D. (1)	X	—	X*
Catherine J. Friedman	X	—	X
Jeryl L. Hilleman	X*	—	—
Ernest Mario, Ph.D. (2)	—	—	X
William J. Rieflin	—	—	—
Wendell Wierenga, Ph.D.	—	X	—

Total meetings in 2014	6	7	2
Total actions by unanimous consent in 2014	5	14	2

*	Committee Chairperson
(1)	Dr. Freund serves as the lead independent director of the board of directors.
(2)	Dr. Mario will retire from our board of directors effective as of the date of our 2015 annual meeting, May 19, 2015.

Below is a description of each standing committee of our board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to XenoPort.

Audit Committee

The audit committee oversees (i) our corporate accounting and financial reporting practices and the audits of our financial statements and (ii) our healthcare compliance program, and it has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. For this purpose, the audit committee performs several functions. The audit committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible audit, audit-related and non-audit services; sets the compensation of the independent registered public accounting firm; reviews and approves the scope of the audit of the independent registered public accounting firm; monitors the rotation of partners of the independent registered public accounting firm on the company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal controls over financial reporting; reviews and approves or rejects transactions between the company and any related persons; establishes procedures, as required under applicable law, for the retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting, auditing or healthcare compliance matters; reviews the results of management’s efforts to monitor compliance with the company’s programs and policies designed to ensure adherence to applicable laws and rules addressed by the healthcare compliance program; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The audit committee is currently comprised of three directors: Dr. Freund, Ms. Friedman and Ms. Hilleman. Ms. Hilleman serves as the chairperson of the audit committee. The board of directors annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards and in Rule 10A-3(b)(1) of the Exchange Act. Our board of directors has also determined that Ms. Hilleman is an “audit committee financial expert” as defined in applicable SEC rules and satisfies the financial sophistication requirements of the Nasdaq listing standards. The board of directors made a qualitative assessment of Ms. Hilleman’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for public reporting companies.

During 2014, the audit committee met six times and acted by unanimous consent five times. The audit committee is governed by a written audit committee charter. The audit committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

Report of the Audit Committee of the Board of Directors1

The audit committee of the board of directors of XenoPort, Inc. oversees the company’s corporate accounting and financial reporting practices on behalf of the board of directors, including: (a) general oversight of the financial reporting process of the company; (b) monitoring the quality and integrity of the company’s financial statements and systems of internal accounting and financial controls; (c) compliance with legal and regulatory requirements related to the preparation and external audit of the company’s financial statements; and (d) the selection, evaluation and retention of the company’s independent registered public accounting firm. Each of the members of the audit committee is independent as defined under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act.

The audit committee is governed by a written charter approved by the board of directors. XenoPort’s management has primary responsibility for preparing the company’s financial statements, ensuring the integrity of such data and establishing the financial reporting process, including the company’s systems of internal controls. Ernst & Young LLP, XenoPort’s independent registered public accounting firm, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the fair presentation of the financial statements in conformity with accounting principles generally accepted in the United States and reviewing the company’s unaudited interim financial statements. The audit committee’s responsibility is to oversee and review these processes.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2014 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee reviewed with XenoPort’s independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including those matters set forth in the Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 16. In addition, the audit committee has discussed with XenoPort’s independent registered public accounting firm its independence from management and the company and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The audit committee discussed with XenoPort’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its considerations of the company’s internal controls and the overall quality of the company’s financial reporting. The audit committee approved all audit, audit-related and non-audit services provided by XenoPort’s independent registered public accounting firm. The audit committee only approved services that were integrally connected to the audit services or that were at a level that did not otherwise compromise the independent registered public accounting firm’s independence. The audit committee has not approved any services by the independent registered public accounting firm that are related to financial information systems design and implementation or strategic tax planning services.

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of XenoPort under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

During fiscal year 2014, the audit committee held six meetings. In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The audit committee has selected, and the board of directors has recommended that the stockholders ratify the selection of, Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Respectfully submitted,
The Audit Committee of the Board of Directors

Jeryl L. Hilleman (Chairperson)
John G. Freund, M.D.
Catherine J. Friedman

Compensation Committee

The compensation committee reviews and approves the overall compensation strategy and policies for the company. The compensation committee: reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers; evaluates and recommends to the board of directors for approval the compensation plans and programs advisable for the company; establishes policies with respect to equity compensation arrangements; reviews and approves the terms of any employment agreements, severance arrangements, change-of-control protections and other compensatory arrangements for our executive officers; evaluates and recommends to the board of directors for approval the compensation and other terms of employment for our chief executive officer; evaluates, determines and approves the compensation and other terms of employment for our other executive officers; reviews and assesses the potential impact of our compensation practices on enterprise risk; administers our equity incentive plans and employee stock purchase plan, stock bonus plans, bonus plans, deferred compensation plans and other similar programs, and reviews and determines the compensation to be paid to the non-employee members of our board of directors. The compensation committee also reviews with management the company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Historically, the compensation committee has made most significant adjustments to annual compensation, determined bonus and equity awards and approved new performance objectives at one or more meetings held during the first quarter of the year. However, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires or new hire inducement stock award grants, at various meetings throughout the year or pursuant to actions by unanimous consent. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executive compensation decisions, including decisions relating to the grant of equity awards to executive officers, the compensation committee typically considers the recommendations of Dr. Barrett, XenoPort’s chief executive officer, and he often participates in the compensation committee’s deliberations about executive compensation matters. However, the compensation committee also meets in executive session, and Dr. Barrett does not participate in the determination of his own compensation, nor does he participate in deliberations with respect thereto. In the case of the chief executive officer, the evaluation of his performance is conducted by the compensation committee, which determines and recommends to the board of directors for approval any adjustments to his compensation as well as awards to be granted. From time to time, various members of management, including Mr. Angotti, XenoPort’s executive vice president, chief operating officer; Ms. Gianna Bosko, XenoPort’s former senior vice president, chief legal officer and secretary and current consultant to the company; and Mr. William Harris, XenoPort’s senior vice president, chief financial officer, and other employees as well as outside advisors or consultants have been or may in the future be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. The compensation committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the committee. In particular, the compensation committee has the sole authority to retain compensation consultants and other advisers, at XenoPort’s expense, to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. For all executives, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

During 2014, after taking into consideration the six factors prescribed by the SEC and Nasdaq referenced above, the compensation committee engaged Radford, an Aon Hewitt Company, as compensation consultants. The compensation committee requested that Radford (i) evaluate the efficacy of the company’s existing compensation strategy and practices in supporting and reinforcing the company’s long-term strategic goals, (ii) assist in refining the company’s compensation strategy and developing and implementing a competitive executive compensation program to execute that strategy and (iii) conduct an independent review of our non-employee director compensation program.

As part of its engagement, Radford was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The compensation committee has analyzed whether the work of Radford as a compensation consultant has raised any conflict of interest and determined, based on its review, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the compensation committee has not created any conflict of interest. The compensation committee will continue to assess the independence of any compensation advisers by reference to the foregoing factors, consistent with applicable Nasdaq listing standards. The specific determinations of the compensation committee with respect to executive compensation for 2014 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement. The specific determinations of the compensation committee with respect to non-employee director compensation are described in greater detail in the Director Compensation section of this proxy statement.

The compensation committee may form, and delegate authority to, subcommittees, including a subcommittee composed of one or more members of the board of directors to grant stock awards under the company’s equity incentive plans.

The compensation committee is currently comprised of three directors: Mr. Berns and Drs. Fenton and Wierenga. Mr. Berns serves as the chairperson of the compensation committee. All members of the compensation committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The compensation committee met seven times, and acted by unanimous consent 14 times, during 2014. The compensation committee is governed by a written compensation committee charter. The compensation committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

Compensation Committee Report2

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this proxy statement and incorporated into XenoPort’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted,
The Compensation Committee of the Board of Directors
Paul L. Berns (Chairperson)
Dennis M. Fenton, Ph.D.
Wendell Wierenga, Ph.D.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2014, our compensation committee consisted of Mr. Berns and Drs. Fenton and Wierenga. During 2014, none of the members of our compensation committee had at any time been an officer or employee of XenoPort. During 2014, none of our executive officers served as a director or member of the compensation committee of any other entity whose executive officers served on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for: overseeing all aspects of our corporate governance functions on behalf of the board of directors; making recommendations to the board of directors regarding corporate governance issues; identifying, reviewing and evaluating candidates to serve as directors; reviewing, evaluating and considering the recommendation for nomination of incumbent directors for re-election to the board of directors; monitoring the size of the board of directors; recommending candidates to the board of directors and making such other recommendations to the board of directors regarding affairs relating to our directors; assessing the performance of our board of directors and its committees and of individual directors; reviewing and assessing our corporate governance principles; and overseeing our legal, regulatory and ethical compliance programs, other than handling complaints related to accounting, financial or healthcare compliance matters, which are delegated to the audit committee.

To date, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. Instead, when considering candidates for director, the nominating and corporate governance committee will generally consider all of the relevant qualifications of board of directors candidates, including such factors as the candidate’s relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having relevant financial or accounting expertise, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our stockholders and whether the board candidates will be independent for purposes of the Nasdaq listing standards, as well as the current needs of the board of directors and the company. In addition, while it does not have a formal policy on the board of directors’ diversity, the nominating and corporate governance committee takes into account a broad range of diversity considerations

[2]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of XenoPort under the Securities Act of 1933, as amended, or the Exchange Act, other than XenoPort’s Annual Report on Form 10-K where it shall be deemed furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

when assessing director candidates, including individual backgrounds and skill sets, professional experiences and other factors that contribute to the board of directors having an appropriate range of expertise, talents, experiences and viewpoints. The nominating and corporate governance committee considers diversity criteria in view of the needs of the board of directors as a whole when making decisions on director nominations. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee will also review, prior to nominating such directors for another term, such directors’ overall service to XenoPort during their term. The nominating and corporate governance committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors.

Similarly, the nominating and corporate governance committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. Stockholders wishing to recommend individuals for consideration by the nominating and corporate governance committee may do so by delivering a written recommendation to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051 and providing the candidate’s name, biographical data and qualifications and a document indicating the candidate’s willingness to serve if elected.

The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. We have, from time to time, engaged an executive search firm to assist the nominating and corporate governance committee in identifying and recruiting potential candidates for membership on the board of directors.

The nominating and corporate governance committee is currently comprised of three directors: Ms. Friedman and Drs. Freund and Mario. Dr. Mario will retire from the nominating and corporate governance committee effective as of the date of our 2015 annual meeting, May 19, 2015. Dr. Freund serves as chairperson of the nominating and corporate governance committee. All members of the nominating and corporate governance committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The nominating and corporate governance committee met twice and acted by unanimous consent twice during 2014. The nominating and corporate governance committee is governed by a written nominating and corporate governance committee charter. The nominating and corporate governance committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

STOCKHOLDER COMMUNICATIONS WITH THE XENOPORT BOARD

To date, we have not adopted a formal process for stockholder communications with the board of directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The nominating and corporate governance committee will consider, from time to time, whether adoption of a formal process for stockholder communications with the board of directors has become necessary or appropriate and, if adopted, will publish such policy promptly on our website. Stockholders may send communications to the board of directors by mail to 3410 Central Expressway, Santa Clara, California 95051, by facsimile at (408) 616-7211 or by e-mail at ir@XenoPort.com, each of the foregoing sent “Attn: Board of Directors.”

CODE OF ETHICS

We have adopted the XenoPort, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. Our Code of Business Conduct and Ethics is available on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.” Stockholders may request a free copy of the code by submitting a written request to XenoPort, Inc., Attention: Investor Relations, 3410

Central Expressway, Santa Clara, California 95051. In addition, we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by promptly disclosing on our website in the future (1) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver.

PROPOSAL 2

APPROVAL OF CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENTS TO XENOPORT’S AMENDED AND RESTATED BYLAWS

Overview

After due consideration, our board of directors has determined that it is advisable and in XenoPort’s best interests and in the best interests of our stockholders to amend our amended and restated certificate of incorporation, or the Charter, to eliminate the supermajority stockholder vote requirement in respect of amendments to our amended and restated bylaws, or the Bylaws, as described in more detail below. On February 26, 2015, our board of directors adopted resolutions approving the proposed certificate of amendment of our Charter, or the Bylaw Amendment Certificate, in substantially the form attached hereto as Appendix A. At that time, our board of directors declared the proposed Bylaw Amendment Certificate to be advisable and in the best interests of XenoPort and our stockholders and is accordingly submitting the proposed Bylaw Amendment Certificate for approval by our stockholders.

Rationale and Background

At last year’s annual meeting, our stockholders approved, with approximately 68% of the vote, a stockholder proposal requesting that our board of directors take necessary and/or available steps to amend the Charter and the Bylaws, as applicable, to eliminate any supermajority stockholder vote requirements in respect of amendments to the Bylaws and to provide, in lieu thereof, that amendments to the Bylaws may be authorized by the affirmative vote of a majority of the shares present in person or by proxy at a meeting and entitled to vote thereon, which such majority vote standard we refer to as the simple majority vote standard. Following this vote, our board of directors met to review the Charter and Bylaws, discuss potential courses of action to respond to the vote at last year’s annual meeting and to consider other potential voting requirements. Ultimately, our board of directors determined that it is advisable and in the best interests of XenoPort and our stockholders to eliminate the supermajority stockholder vote requirement in our Charter and Bylaws in respect of amendments to the Bylaws. If this Proposal 2 is approved by our stockholders and the Bylaw Amendment Certificate is filed with the Secretary of State of the State of Delaware, then our stockholders could amend the Bylaws by a simple majority vote, which simple majority vote standard is the default voting standard under our Bylaws and the General Corporation Law of the State of Delaware.

In developing its view, our board of directors considered the relative weight of the arguments for and against a supermajority stockholder vote requirement for amendments to our Bylaws. Our board of directors recognizes that supermajority voting requirements protect corporations against coercive takeover tactics by requiring broad stockholder support for certain types of transactions or governance changes. However, our board of directors also recognizes that corporate governance standards have evolved. Some commentators argue that supermajority voting requirements limit stockholders’ participation in corporate governance as well as a board’s accountability or responsiveness to stockholders. Our board of directors, which is committed to good corporate governance, notes that while it is important to protect against coercive takeover tactics, it is also critically important to obtain stockholder input and respond to stockholder concerns about corporate governance.

Our stockholders should note that the proposed Bylaw Amendment Certificate which, if effected, would result in stockholder amendments to our Bylaws being subject to the simply majority voting standard, could make it more difficult for our board of directors to protect stockholders’ interests if presented with an acquisition proposal that undervalues XenoPort, and may make it easier for one or more stockholders to effect other corporate governance changes in the future. For example, if this Proposal 2 is approved by our stockholders and the Bylaw Amendment Certificate is filed with the Secretary of State of the State of Delaware, if only 50.1% of the shares outstanding are voted at a stockholders’ meeting, holders of just 25.1% of our outstanding shares of common stock could approve corporate changes that could negatively impact the interests of our stockholders. Nevertheless, our board of directors considered that, even without the supermajority stockholder vote requirement for stockholder amendments to our Bylaws, there are other actions that it can take if presented with an acquisition proposal that undervalues XenoPort, as well as provisions in federal and state law that may help deter any such attempted acquisition or other hostile takeovers. Our board of directors also considered that the supermajority voting requirement currently in effect for amendments to our Charter provides some balance in maintaining XenoPort’s defensive posture against hostile takeovers. As a result and based on the view expressed by the substantial support of the stockholder proposal at last year’s annual meeting, our board of directors is submitting the proposed Bylaw Amendment Certificate to the stockholders for approval.

If our stockholders approve this Proposal 2, we expect to file the Bylaw Amendment Certificate with the Secretary of State of the State of Delaware to eliminate the supermajority stockholder vote requirement in our Charter in respect of amendments to the Bylaws as soon as practicable following stockholder approval. In this regard, upon filing of the Bylaw Amendment Certificate with the Secretary of State of the State of Delaware, Section B.1. of ARTICLE V of the Charter would be amended as follows, with the proposed deletions to the provisions of Section B.1. of ARTICLE V of the Charter stricken through:

“1. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation~~; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation~~.”

Conforming Change to the Bylaws

The Bylaws also currently include a conforming supermajority stockholder vote requirement in respect of amendments to the Bylaws. Conditional upon approval by the stockholders of this Proposal 2 and the filing of the Bylaw Amendment Certificate with the Secretary of State of the State of Delaware, our board of directors has approved an amendment to Article XIII, Section 45 of the Bylaws to eliminate the supermajority stockholder vote requirement in respect of amendments to the Bylaws. The effectiveness of the foregoing amendment to the Bylaws is conditioned upon, and would only take effect concurrently with, the filing of the Bylaw Amendment Certificate with the Secretary of State of the State of Delaware.

Abandonment

Although we current expect that, if this Proposal 2 is approved by our stockholders, we will file the Bylaw Amendment Certificate with the Secretary of State of the State of Delaware as soon as practicable following stockholder approval, notwithstanding approval of this Proposal 2 by our stockholders, our board of directors may, in its sole discretion, abandon the proposed Bylaw Amendment Certificate and determine, prior to the filing of Bylaw Amendment Certificate with the Secretary of State of the State of Delaware, not to effect the proposed amendment to our Charter to eliminate the supermajority stockholder vote requirement in respect of amendments to our Bylaws (and therefore also not to cause the conforming amendment to our Bylaws to become effective), as permitted under Section 242(c) of the Delaware General Corporation Law. If this Proposal 2 is approved by our stockholders and our board of directors determines to exercise such discretion, we will publicly disclose that fact and our board of directors’ reason or reasons for its determination.

Required Vote

The affirmative vote of the holders of at least 66 2/3% of our issued and outstanding shares of common stock will be required to approve this Proposal 2. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL OF CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Overview

Our board of directors has determined that it is advisable and in XenoPort’s best interests and in the best interests of our stockholders to amend our amended and restated certificate of incorporation, or the Charter, to increase the total number of authorized shares of common stock from 100 million shares to 200 million shares. On February 26, 2015, our board of directors adopted resolutions approving the proposed certificate of amendment of our Charter, or the Common Increase Certificate, in substantially the form attached hereto as Appendix B. At that time, our board of directors declared the proposed Common Increase Certificate to be advisable and in the best interests of XenoPort and our stockholders and is accordingly submitting the proposed Common Increase Certificate for approval by our stockholders.

If our stockholders approve this Proposal 3, we expect to file the Common Increase Certificate with the Secretary of State of the State of Delaware to increase the number of authorized shares of our common stock as soon as practicable following stockholder approval. In this regard, upon filing of the Common Increase Certificate with the Secretary of State of the State of Delaware, Section A of ARTICLE IV of the Charter would be amended as follows, with the proposed additions double-underlined and proposed deletions stricken through:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is ~~one hundred five million (105,000,000)~~ two hundred five million (205,000,000) shares. ~~One hundred million (100,000,000)~~ Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

Of the 100 million shares of our common stock currently authorized, as of the close of business on March 27, 2015, there were 62,764,168 shares of common stock outstanding. In addition to the 62,764,168 shares of common stock outstanding on March 27, 2015, as of March 27, 2015:

•

10,728,867 shares of our common stock were issuable upon the conversion of our 2.50% convertible senior notes due 2022, or the 2022 Notes, at a conversion rate of 93.2945 shares of our common stock per $1,000 principal amount of 2022 Notes (equivalent to a conversion price of approximately $10.72 per share of common stock);

•	8,247,799 shares of our common stock were issuable upon the exercise of options outstanding, having a weighted-average exercise price of $13.53 per share;

•	829,806 shares of our common stock were issuable upon the vesting of restricted stock unit awards; and

•	an aggregate of 3,142,644 shares of our common stock were reserved for future issuance under our 2014 Equity Incentive Plan and our 2005 Employee Stock Purchase Plan.

The proposed Common Increase Certificate would increase the number of shares of common stock that XenoPort is authorized to issue from 100 million shares of common stock to 200 million shares of common stock, representing an increase of 100 million shares of authorized common stock, with a corresponding increase in the total authorized capital stock, which includes common stock and preferred stock, from 105 million shares to 205 million shares.

Reasons for the Increase in Authorized Shares

To date, we have not generated revenue from sales of HORIZANT or REGNITE that is sufficient to fund our operations. We have financed our operations primarily through the sale of equity and debt securities, non-

equity payments from collaboration, partnership, licensing and other similar forms of revenue-generating transactions with third-party business partners, and interest earned on investments. We have no credit facility or committed sources of capital other than potential contingent event-based and royalty payments that we are eligible to receive under our partnerships with Astellas Pharma Inc. and Indivior PLC. Until we can generate a sufficient amount of product revenues, if ever, we expect to finance future cash needs through public or private equity or equity-linked offerings, debt financings or collaboration and licensing arrangements (which arrangements can also involve the possibility of an equity investment).

Although, at present, our board of directors has no immediate plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use XenoPort’s common stock for business and financial purposes in the future as well as to have sufficient shares available to provide appropriate equity incentives for our employees. The additional shares may be used for various purposes without further stockholder approval. These purposes may include raising capital; providing equity incentives to employees, officers, directors, consultants and/or advisors; establishing strategic relationships with other companies; expanding our business through the acquisition of other businesses, products or technologies; stock splits and stock dividends; and other purposes. For example, we may need to raise substantial additional capital to fund our operations, to maintain a sales infrastructure and marketing and distribution capabilities for HORIZANT and to continue the development of XP23829, as well as to fund any required repurchases of the 2022 Notes and/or our repayment obligations under the 2022 Notes. In February 2015, we issued $115 million in aggregate principal amount of 2022 Notes. If the holders of the 2022 Notes do not convert their 2022 Notes prior to the maturity date of the 2022 Notes, we will be required to repay the principal amount of all then outstanding 2022 Notes plus accrued and unpaid interest. We may also be required to repurchase the 2022 Notes for cash upon the occurrence of a change of control or certain other fundamental changes involving us. If our capital resources are insufficient to satisfy our debt service obligations, we may be required to raise substantial additional capital, including potentially through the issuance of equity securities, and our failure to do so and default on our obligations under the 2022 Notes would have a material adverse effect on our business, financial condition and prospects. In short, if this Proposal 3 is not approved by our stockholders, it is possible that financing alternatives for XenoPort, including in connection with satisfying our debt service obligations and pursuing HORIZANT commercialization and XP23829 development, may be limited by the lack of sufficient unissued and unreserved authorized shares of common stock, and stockholder value may be harmed, perhaps severely, by this limitation. In addition, our success depends in part on our continued ability to attract, retain and motivate highly qualified management and clinical and scientific personnel, and if this Proposal 3 is not approved by our stockholders, the lack of unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities that the compensation committee of our board of directors deems appropriate could adversely impact our ability to achieve these goals. In summary, if our stockholders do not approve this Proposal 3, we may not be able to access the capital markets, complete corporate collaborations or partnerships, attract, retain and motivate employees and pursue other business opportunities integral to our growth and success, all of which could severely harm our business and our prospects.

Our board of directors believes that the proposed increase in authorized common stock will make sufficient shares available to provide the additional flexibility necessary to pursue our strategic objectives. Over the past several years, flexibility has allowed us to pursue a number of financing transactions, including the recent offering of 2022 Notes, that were key to enabling our growth while at the same time enabling us to continue to provide the employee equity incentives that we deem necessary to attract and retain key employees. Unless our stockholders approve this Proposal 3, we may not have sufficient unissued and unreserved authorized shares of common stock to engage in similar transactions in the future and to respond to compensatory needs by implementing new or revised equity compensation plans or arrangements, all of which could severely harm our business and our prospects.

Effects of the Increase in Authorized Shares

The additional common stock proposed to be authorized under the Common Increase Certificate would have rights identical to the currently outstanding shares of our common stock. Approval of this Proposal 3 and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock. The additional shares of common stock authorized by the approval of this Proposal 3 could be issued by our board of directors without further vote of our stockholders except as may be required in particular cases by our Charter, applicable law, regulatory agencies or Nasdaq rules. Under our Charter, stockholders do not have preemptive rights to subscribe to additional securities that may be issued by XenoPort, which means that current stockholders do not have a prior right thereunder to purchase any new issue of common stock in order to maintain their proportionate ownership interests in XenoPort.

The proposed amendment of the Charter to increase the number of authorized shares of our common stock could, under certain circumstances, have an anti-takeover effect. The additional shares of common stock that would become available for issuance if this Proposal 3 is adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management. For example, pursuant to our current stockholder rights agreement, or “poison pill,” adopted in December 2005, under certain circumstances related to an acquisition of shares not approved by our board of directors, that number of shares of common stock having a market value of two times the exercise price of the rights granted under the stockholder rights agreement could, without further stockholder approval, be issued upon the exercise of those rights, which would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Although the current stockholder rights agreement expires in January 2016, our board of directors could, without further stockholder approval, adopt a new poison pill, which action would be facilitated by the approval of this Proposal 3 and the additional shares of common stock that would then become available. In addition, our board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board of directors. Although this Proposal 3 to approve the amendment of the Charter to increase the number of authorized shares of common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is our board of directors currently aware of any such attempts directed at us), and our board of directors does not intend or view the proposed increase in the number of authorized shares of our common stock as an anti-takeover measure, stockholders should nevertheless be aware that approval of this Proposal 3 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices.

Abandonment

Although we currently expect that, if this Proposal 3 is approved by our stockholders, we will file the Common Increase Certificate with the Secretary of State of the State of Delaware as soon as practicable following stockholder approval, notwithstanding approval of this Proposal 3 by our stockholders, our board of directors may, in its sole discretion, abandon the proposed Common Increase Certificate and determine, prior to the filing of Common Increase Certificate with the Secretary of State of the State of Delaware, not to effect the proposed amendment to our Charter to increase the number of authorized shares of our common stock from 100 million shares to 200 million shares. If this Proposal 3 is approved by our stockholders and our board of directors determines to exercise such discretion, we will publicly disclose that fact and our board of directors’ reason or reasons for its determination.

Required Vote

The affirmative vote of the holders of at least 66 2/3% of our issued and outstanding shares of common stock will be required to approve this Proposal 3. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

APPROVAL OF 2015 EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve the XenoPort, Inc. 2015 Employee Stock Purchase Plan, or the 2015 ESPP, at the 2015 annual meeting. The 2015 ESPP was approved by our board of directors on January 27, 2015, subject to approval by our stockholders.

Approval of the 2015 ESPP will allow us to provide our employees with the opportunity to acquire an ownership interest in the Company through their participation in the 2015 ESPP, thereby encouraging them to remain in our service and more closely aligning their interests with those of our stockholders.

If this Proposal 4 is approved by our stockholders, the maximum number of shares of our common stock that may be issued under the 2015 ESPP will be 4 million shares. As of March 27, 2015, 527,882 shares of our common stock remained available for future purchase under the XenoPort, Inc. 2005 Employee Stock Purchase Plan and a total of 62,764,168 shares of our common stock were outstanding.

If this Proposal 4 is approved by our stockholders, the 2015 ESPP will become effective as of the date of the 2015 annual meeting. In the event that our stockholders do not approve this Proposal 4, the 2015 ESPP will not become effective.

Summary of the 2015 Employee Stock Purchase Plan

The material features of the 2015 ESPP are outlined below. The following description of the 2015 ESPP is a summary only and is qualified in its entirety by reference to the complete text of the 2015 ESPP. Stockholders are urged to read the actual text of the 2015 ESPP in its entirety, which is attached hereto as Appendix C.

Purpose

The purpose of the 2015 ESPP is to provide a means by which our employees may be given an opportunity to purchase shares of our common stock, to assist us in retaining the services of our employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success. The rights to purchase common stock granted under the 2015 ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended, or the Code.

Administration

Our board of directors has the power to administer the 2015 ESPP and may also delegate administration of the 2015 ESPP to a committee comprised of one or more members of our board of directors. Our board of directors has delegated administration of the 2015 ESPP to the compensation committee of our board of directors, but may, at any time, revest in itself some or all of the powers previously delegated to the compensation committee. Our board of directors and the compensation committee are each considered to be a Plan Administrator for purposes of this Proposal 4. The Plan Administrator has the final power to construe and interpret both the 2015 ESPP and the rights granted under it. The Plan Administrator has the power, subject to the provisions of the 2015 ESPP, to determine when and how rights to purchase our common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any of our parent or subsidiary companies will be eligible to participate in the 2015 ESPP.

Stock Subject to 2015 ESPP

Subject to adjustment for certain changes in our capitalization, the maximum number of shares of our common stock that may be issued under the 2015 ESPP is 4 million shares. If any rights granted under the 2015

ESPP terminate without being exercised in full, the shares of common stock not purchased under such rights again become available for issuance under the 2015 ESPP. The shares of common stock issuable under the 2015 ESPP will be shares of authorized but unissued or reacquired common stock, including shares repurchased by us on the open market.

Offerings

The 2015 ESPP will be implemented by offerings of rights to purchase our common stock to all eligible employees. The Plan Administrator will determine the duration of each offering period, provided that in no event may an offering period exceed 27 months. The Plan Administrator may establish separate offerings which vary in terms (although not inconsistent with the provisions of the 2015 ESPP or the requirements of applicable laws). Each offering period will have one or more purchase dates, as determined by the Plan Administrator prior to the commencement of the offering period. The Plan Administrator has the authority to alter the terms of an offering prior to the commencement of the offering period, including the duration of subsequent offering periods. When an eligible employee elects to join an offering period, he or she is granted a right to purchase shares of our common stock on each purchase date within the offering period. On the purchase date, all contributions collected from the participant are automatically applied to the purchase of our common stock, subject to certain limitations (which are described further below under “Eligibility”).

The Plan Administrator has the discretion to structure an offering so that if the fair market value of our common stock on the first trading day of a new purchase period within the offering period is less than or equal to the fair market value of our common stock on the first day of the offering period, then that offering will terminate immediately as of that first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.

Eligibility

Any individual who is employed by us (or by any of our parent or subsidiary companies if such company is designated by the Plan Administrator as eligible to participate in the 2015 ESPP) may participate in offerings under the 2015 ESPP, provided such individual has been employed by us (or our parent or subsidiary, if applicable) for such continuous period preceding the first day of the offering period as the Plan Administrator may require, but in no event may the required period of continuous employment be equal to or greater than two years. In addition, the Plan Administrator may provide that an employee will not be eligible to be granted purchase rights under the 2015 ESPP unless such employee is customarily employed for more than 20 hours per week and five months per calendar year. The Plan Administrator may also provide in any offering that certain of our employees who are “highly compensated” as defined in the Code are not eligible to participate in the 2015 ESPP.

No employee will be eligible to participate in the 2015 ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our parent or subsidiary companies, including any stock which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our common stock (determined based on the fair market value of the shares at the time such rights are granted) under all our employee stock purchase plans and any employee stock purchase plans of our parent or subsidiary companies for each calendar year during which such rights are outstanding.

As of March 27, 2015, approximately all of our 158 employees are eligible to participate in the 2015 ESPP.

Participation in the 2015 ESPP

An eligible employee may enroll in the 2015 ESPP by delivering to us, prior to the date selected by the Plan Administrator as the beginning of an offering period, an agreement authorizing contributions which may not exceed the maximum amount specified by the Plan Administrator, but in any case which may not exceed 15% of such employee’s earnings during the offering period. Each participant will be granted a separate purchase right for each offering in which he or she participates. Unless an employee’s participation is discontinued, his or her purchase right will be exercised automatically at the end of each purchase period at the applicable purchase price.

Purchase Price

The purchase price per share at which shares of our common stock are sold on each purchase date during an offering period will not be less than the lower of (i) 85% of the fair market value of a share of our common stock on the first day of the offering period or (ii) 85% of the fair market value of a share of our common stock on the purchase date. As of March 27, 2015, the closing price of our common stock as reported on the NASDAQ Global Select Market was $7.17 per share.

Payment of Purchase Price; Payroll Deductions

The purchase of shares during an offering period generally will be funded by a participant’s payroll deductions accumulated during the offering period. A participant may change his or her rate of contributions, as determined by the Plan Administrator in the offering. All contributions made for a participant are credited to his or her account under the 2015 ESPP and deposited with our general funds.

Purchase Limits

In connection with each offering made under the 2015 ESPP, the Plan Administrator may specify (i) a maximum number of shares of our common stock that may be purchased by any participant pursuant to such offering, (ii) a maximum number of shares of our common stock that may be purchased by any participant on any purchase date pursuant to such offering, (iii) a maximum aggregate number of shares of our common stock that may be purchased by all participants pursuant to such offering, and/or (iv) a maximum aggregate number of shares of our common stock that may be purchased by all participants on any purchase date pursuant to such offering. If the aggregate purchase of shares of our common stock issuable upon exercise of purchase rights granted under such offering would exceed any such maximum aggregate number, then the Plan Administrator will make a pro rata allocation of available shares in a uniform and equitable manner.

Withdrawal

Participants may withdraw from a given offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, we will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in subsequent offerings under the 2015 ESPP.

Termination of Employment

A participant’s rights under any offering under the 2015 ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute to the participant his or her accumulated but unused contributions without interest.

Restrictions on Transfer

Rights granted under the 2015 ESPP are not transferable except by will, by the laws of descent and distribution, or if permitted by us, by a beneficiary designation. During a participant’s lifetime, such rights may only be exercised by the participant.

Changes in Capitalization

In the event of certain changes in our capitalization, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2015 ESPP; (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding purchase rights; and (iii) the class(es) and number of securities that are the subject of any purchase limits under each ongoing offering.

Effect of Certain Corporate Transactions

In the event of a corporate transaction (as defined in the 2015 ESPP and described below), (i) any surviving or acquiring corporation (or its parent company) may assume or continue outstanding purchase rights granted under the 2015 ESPP or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the corporate transaction) for such outstanding purchase rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such outstanding purchase rights or does not substitute similar rights for such outstanding purchase rights, then the participants’ accumulated contributions will be used to purchase shares of our common stock within ten business days prior to the corporate transaction under such purchase rights, and such purchase rights will terminate immediately after such purchase.

For purposes of the 2015 ESPP, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 90% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of such transaction.

Duration, Amendment and Termination

The Plan Administrator may amend or terminate the 2015 ESPP at any time. However, except in regard to certain capitalization adjustments, any such amendment must be approved by our stockholders if such approval is required by applicable law or listing requirements.

Any outstanding purchase rights granted before an amendment or termination of the 2015 ESPP will not be materially impaired by any such amendment or termination, except (i) with the consent of the employee to whom such purchase rights were granted, (ii) as necessary to comply with applicable laws, listing requirements or governmental regulations (including Section 423 of the Code), or (iii) as necessary to obtain or maintain favorable tax, listing or regulatory treatment.

Notwithstanding the foregoing, if our accountants advise us that the accounting treatment of purchases under the 2015 ESPP will change or has changed in a manner that we determine is detrimental to our best interests, then we may take any or all of the following actions: (i) terminate each ongoing offering as of the next purchase date (after the purchase of our common stock on such purchase date) under such offering; (ii) set a new purchase date for each ongoing offering and terminate such offering after the purchase of our common stock on such purchase date; (iii) amend the 2015 ESPP and each ongoing offering so that such offering will no longer have an accounting treatment that is detrimental to our best interests; and (iv) terminate each ongoing offering and refund any accumulated but unused contributions without interest to the participants.

Notwithstanding anything in the 2015 ESPP or any offering to the contrary, the Plan Administrator will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit contributions in excess of the amount designated by a participant in order to adjust for mistakes in the processing of properly completed contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with amounts withheld from the participant’s contributions;

(iv) amend any outstanding purchase rights or clarify any ambiguities regarding the terms of any offering to enable such purchase rights to qualify under and/or comply with Section 423 of the Code; and (v) establish other limitations or procedures as the Plan Administrator determines in its sole discretion advisable that are consistent with the 2015 ESPP. Any such actions by the Plan Administrator will not be considered to alter or impair any purchase rights granted under an offering as they are part of the initial terms of each offering and the purchase rights granted under each offering.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the 2015 ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the disposition of common stock acquired under the 2015 ESPP. The 2015 ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Rights granted under the 2015 ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares.

If the shares are disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the shares are later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the 2015 ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the 2015 ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the 2015 ESPP. In addition, we have not approved any grants of purchase rights that are conditioned on stockholder approval of this Proposal 4. Accordingly, we cannot determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the 2015 ESPP. Our non-employee directors will not be eligible to participate in the 2015 ESPP.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders:
1999 Stock Plan (1)	107,433	$6.02	—
2005 Equity Incentive Plan (2)	5,807,106	$12.74	—
2005 Non-Employee Directors’ Stock Option Plan (3)	633,750	$15.83	—
2005 Employee Stock Purchase Plan (4)	—	$—	277,882
2014 Equity Incentive Plan (5)	485,310	$4.54	4,479,789
Equity compensation plans not approved by security holders:
New Hire Option Agreement with Vincent J. Angotti (6)	140,612	$42.59	—
2010 Inducement Award Plan (7)	475,745	$6.64	—

Total	7,649,956	$12.55	4,757,671

(1)	In December 1999, we adopted the 1999 Stock Plan, or the 1999 Plan, which was terminated in June 2005 in connection with our initial public offering so that no further awards may be granted under the 1999 Plan. Although the 1999 Plan has terminated, all outstanding options under the 1999 Plan will continue to be governed by their existing terms.
(2)	In January 2005, we adopted the 2005 Equity Incentive Plan, or the 2005 Plan, which became effective in June 2005 in connection with our initial public offering. A total of 2,000,000 shares of common stock were initially authorized for issuance under the 2005 Plan. Our board of directors could increase the share reserve of the 2005 Plan as of each January 1, from January 1, 2006 through January 1, 2015, by an amount determined by our board; provided, however, that the increase for any year could not exceed the lesser of (1) 2.5% of the total number of shares of our common stock outstanding on the December 31st of the preceding calendar year or (2) 2,000,000 shares. Restricted stock unit awards have been granted under the 2005 Plan and are included in column (a). The weighted-average exercise price in column (b) does include the effect of the restricted stock unit awards under the 2005 Plan, which awards do not carry an exercise price. At December 31, 2014, the weighted-average exercise price of outstanding options under the 2005 Plan was $15.04, excluding the restricted stock unit awards. From and after June 2014, the effective date of our 2014 Equity Incentive Plan, or the 2014 Plan, described below, no further awards may be granted under the 2005 Plan. Although the 2005 Equity Incentive Plan has terminated, all outstanding options under the 2005 Plan will continue to be governed by their existing terms.
(3)

In January 2005, we adopted the 2005 Non-Employee Directors’ Stock Option Plan, or the 2005 Directors’ Plan, which became effective in June 2005 in connection with our initial public offering. The 2005 Directors’ Plan provided for the automatic grant of options to purchase shares of our common stock to non-

employee directors. A total of 150,000 shares of our common stock were initially authorized for issuance under the 2005 Directors’ Plan. Our board of directors could increase the share reserve of the 2005 Directors’ Plan as of each January 1, from January 1, 2006 through January 1, 2015, by an amount determined by our board; provided, however, that the increase for any year could not exceed the excess of (1) the number of shares of our common stock subject to options granted under the 2005 Directors’ Plan during the preceding calendar year over (2) the number of shares added back to the share reserve of the 2005 Directors’ Plan during the preceding calendar year from cancellations. From and after June 2014, the effective date of our 2014 Plan described below, no further awards may be granted under the 2005 Directors’ Plan. Although the 2005 Directors’ Plan has terminated, all outstanding options under the 2005 Directors’ Plan will continue to be governed by their existing terms.
(4)	In January 2005, we adopted the 2005 Employee Stock Purchase Plan, or ESPP, which became effective in June 2005 in connection with our initial public offering. The ESPP allows for qualified employees (as defined in the ESPP) to purchase shares of our common stock at a price equal to the lower of 85% of the closing price of our common stock at the beginning of the offering period or 85% of the closing price of our common stock on the date of purchase. A total of 250,000 shares of our common stock were initially authorized for issuance under the ESPP. Our board of directors could increase the share reserve of the ESPP as of each January 1, from January 1, 2006 through January 1, 2015, by an amount determined by our board; provided, however that the increase for any year could not exceed the lesser of (1) 1% of the total number of shares of our common stock outstanding on the December 31st of the preceding calendar year or (2) 250,000 shares. During the year ended December 31, 2014, the annual increase to ESPP reserve was 250,000.
(5)	In June 2014, the 2014 Plan became effective upon its approval by our stockholders. The 2014 Plan is the successor to the 2005 Plan, 2005 Directors’ Plan and the 2010 Inducement Award Plan, collectively referred to as the Prior Plans. All outstanding stock awards granted under the Prior Plans will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards. The terms of the 2014 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards that may be settled in cash, stock or other property. As of December 31, 2014, an aggregate of 4,479,789 shares of our common stock remained available for issuance under the 2014 Plan, plus up to an additional 7,024,034 Returning Shares (as defined below) as such shares become available from time to time. The total number of shares of our common stock available for issuance under the 2014 Plan was initially 4,471,059 shares plus up to an additional 7,847,852 Returning Shares. “Returning Shares” means the shares subject to outstanding awards granted under the Prior Plans and the 1999 Plan that, from and after the effective date of the 2014 Plan: (a) expire or terminate for any reason prior to exercise or settlement; (b) are forfeited, cancelled or otherwise returned to us because of the failure to meet a contingency or condition required for the vesting of such shares; or (c) other than with respect to outstanding stock options and stock appreciation rights granted under the Prior Plans or the 1999 Plan with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant, are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award. Eligible participants under the 2014 Plan include our employees and directors, including our executive officers and consultants. Restricted stock unit awards have been granted under the 2014 Plan and are included in column (a). The weighted-average exercise price in column (b) includes the effect of the restricted stock unit awards under the 2014 Plan, which awards do not carry an exercise price. At December 31, 2014, the weighted-average exercise price of outstanding options under the 2014 Plan was $5.38, excluding the restricted stock unit awards.
(6)	On May 1, 2008, Mr. Angotti was granted a new employee inducement stock award outside of our stockholder approved equity plans consisting of nonqualified stock options to purchase 140,612 shares of our common stock. The stock options have a per share exercise price of $42.59, the closing trading price of our common stock on the NASDAQ Global Market on May 1, 2008. The stock options have a ten-year term and vested over four years, with 25% cliff vesting on the first anniversary of the May 1, 2008 grant date, and 1/48th of the shares subject to the options vesting monthly thereafter.

(7)	In May 2010, the 2010 Inducement Award Plan, or the 2010 Inducement Plan, was adopted by our board of directors and became effective. We granted awards under the 2010 Inducement Plan to persons not previously employees or directors of ours (or following bona fide periods of non-employment by us and our affiliates) as inducements material to such individuals entering into employment with us and to provide incentives for such persons to exert maximum efforts for our success. A total of 350,000 shares of common stock were initially authorized for issuance under the 2010 Inducement Plan and an additional 625,000 shares were authorized for issuance in 2011. The 2010 Inducement Plan provided for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards. Restricted stock unit awards have been granted under the 2010 Inducement Plan and are included in column (a). The weighted-average exercise price in column (b) includes the effect of the restricted stock unit awards under the 2010 Inducement Plan, which awards do not carry an exercise price. At December 31, 2014, the weighted-average exercise price of outstanding options under the 2010 Inducement Plan was $7.56, excluding the restricted stock unit awards. From and after June 2014, the effective date of our 2014 Plan described above, no further awards may be granted under the 2010 Inducement Plan. Although the 2010 Inducement Plan has terminated, all outstanding options under the 2010 Inducement Plan will continue to be governed by their existing terms.

REQUIRED VOTE AND BOARD OF DIRECTORS RECOMMENDATION

Stockholder approval of this Proposal 4 requires a “FOR” vote from at least a majority of the shares present in person or represented by proxy and entitled to vote at the 2015 annual meeting. The 2015 ESPP will not go into effect if our stockholders do not vote “FOR” approval of the 2015 ESPP.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and the board of directors has further directed that management submit the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for ratification by the stockholders at the 2015 annual meeting. Ernst & Young LLP has served as XenoPort’s independent registered public accounting firm since the company’s inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the 2015 annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of XenoPort and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2015 annual meeting will be required to ratify the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

In connection with the audit of our 2014 financial statements, we entered into an engagement letter with Ernst & Young LLP, our independent registered public accounting firm, which sets forth the terms by which Ernst & Young LLP performed and will perform audit and interim review services for the company.

The following table represents aggregate fees billed or billable to XenoPort for the fiscal years ended December 31, 2014 and 2013 by Ernst & Young LLP as XenoPort’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2014	2013
Audit fees	$1,323,758	$1,046,219
Audit-related fees	—	$151,005
Tax fees	—	—
All other fees	$195,369	$2,500

Total fees	$1,519,127	$1,199,724

Audit Fees: Consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. During the fiscal years ended December 31, 2014 and 2013, fees of $120,000 and $10,000 were billed in connection with follow-on public offerings.

Audit-Related Fees: Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” During the fiscal year ended December 31, 2013, audit-related fees consisted of fees related to the review of our reacquisition of the HORIZANT business from Glaxo Group Limited, or GSK, in May 2013, and audit of the statement of assets acquired of the HORIZANT product line and review of related pro forma financial statements, in each case included in our current report on Form 8-K/A filed with the SEC in connection with our reacquisition of the HORIZANT business from GSK in May 2013.

Tax Fees: Consists of fees for professional services for tax compliance, tax advice and tax planning. During the fiscal years ended December 31, 2014 and 2013, Ernst & Young LLP did not provide any tax services to XenoPort.

All Other Fees: Consists of fees for products and services other than the services described above. During the fiscal year ended December 31, 2014, all other fees primarily related to costs for contemplated strategic transactions, as well as fees for a web-based accounting tool. During the fiscal year ended December 31, 2013, all other fees related to the provision of access to a web-based accounting tool.

All fees described above for 2014 and 2013 were pre-approved by the audit committee.

PRE-APPROVAL POLICIES AND PROCEDURES

Since our initial public offering in June 2005, our audit committee has pre-approved all audit and permissible non-audit services by Ernst & Young LLP, XenoPort’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Our audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

PROPOSAL 6

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of XenoPort’s executive officers named in the Summary Compensation Table, or our named executive officers, as disclosed in this proxy statement in accordance with SEC rules.

At the 2011 annual meeting of stockholders, we requested that our stockholders indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of XenoPort’s named executive officers, commonly referred to as a “say-on-pay vote.” Although our stockholders did not indicate a majority preference on the frequency of future say-on-pay votes, there were more votes for an annual frequency than any other frequency, and our board of directors ultimately decided to hold annual say-on-pay votes. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of XenoPort’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The board of directors is asking the stockholders to indicate their support for the compensation of XenoPort’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to XenoPort’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors or XenoPort. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the board of directors, and, accordingly, the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Unless our board of directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, the next advisory vote on the compensation of our named executive officers will be held at the 2016 annual meeting of stockholders.

Approval of this advisory proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2015 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 6.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2015 by: (i) each director and each of our nominees for director; (ii) each of the officers named in the Summary Compensation Table (our “named executive officers”); (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership (1)
Beneficial Owner (2)	Number of Shares	Percent of Total
Directors and Named Executive Officers:
Ronald W. Barrett (3)	1,131,814	1.78%
William G. Harris (4)	424,691	*
Vincent J. Angotti (5)	513,364	*
Gregory T. Bates (6)	151,241	*
Richard K. Kim (7)	76,519	*
Paul L. Berns (8)	120,000	*
Dennis M. Fenton (9)	101,800	*
John G. Freund (10)	661,453	1.05%
Catherine J. Friedman (11)	122,400	*
Jeryl L. Hilleman (12)	127,842	*
Ernest Mario (13)	122,500	*
William J. Rieflin (14)	533,001	*
Wendell Wierenga (15)	136,498	*

5% Stockholders:
Wellington Management Group LLP (16) 280 Congress Street Boston, MA 02210	8,587,927	13.68%
Baker Bros. Advisors LP and affiliates (17) 667 Madison Avenue, 21st Floor New York, NY 10065	6,973,794	11.10%
Orbimed Advisors LLC and affiliates (18) 601 Lexington Avenue, 54th Floor New York, NY 10022	5,546,100	8.84%
Capital World Investors (19) 333 South Hope Street Los Angeles, CA 90071	4,769,000	7.60%
BlackRock, Inc. (20) 40 East 52nd Street New York, NY 10022	4,447,299	7.09%
GlaxoSmithKline plc (21) 980 Great West Road Brentford, Middlesex TW8 9GS England	4,031,212	6.42%
All executive officers and directors as a group (13 persons) (22)	4,223,123	6.47%

*	Less than one percent.
(1)

This table is based upon information supplied by officers and directors and upon information gathered by XenoPort about principal stockholders known to the company based on Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 62,756,809 shares outstanding on March 1, 2015, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to restricted stock units vesting or stock options exercisable within 60 days after March 1, 2015 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such restricted stock units or stock options, but are not deemed to be outstanding for computing the percentage of ownership of any other person.
(2)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o XenoPort, Inc., 3410 Central Expressway, Santa Clara, California 95051.
(3)	Includes 168,239 shares held in a family trust for which Dr. Barrett and his spouse are trustees. Also includes 734,372 shares that Dr. Barrett has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(4)	Includes 277,580 shares that Mr. Harris has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(5)	Includes 408,516 shares that Mr. Angotti has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(6)	Includes 119,435 shares that Dr. Bates has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(7)	Includes 67,645 shares that Dr. Kim has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(8)	Includes 115,000 shares that Mr. Berns has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(9)	Includes 1,300 shares held in a family trust for which Dr. Fenton and his spouse are trustees and 87,500 shares that Dr. Fenton has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(10)	Includes 22 shares held by Skyline Venture Partners III, L.P., 887 shares held by Skyline Venture Partners Qualified Purchasers Fund III, L.P., 227 shares held by Skyline Venture Management III, L.L.C. and 483,333 shares held by Skyline Venture Partners V, L.P. Dr. Freund: is a managing member of Skyline Venture Management III, L.L.C., which is the sole general partner of Skyline Venture Partners III, L.P. and Skyline Venture Partners Qualified Purchasers Fund III, L.P.; is a managing member of Skyline Venture Management V, L.L.C., which is the sole general partner of Skyline Venture Partners V, L.P.; and has shared voting and investment power over the shares held by the Skyline funds except for the shares held by Skyline Venture Partners V, L.P., over which Dr. Freund has sole voting and investment power. Dr. Freund disclaims beneficial ownership of the shares held by the Skyline entities, except to the extent of his proportionate partnership interest therein. Also includes 3,645 shares held by the Paul Brooke 1989 Insurance Trust of which Dr. Freund is a trustee, 3,080 shares held by Dr. Freund as custodian for his two sons, 22,633 shares owned by a retirement account of which Dr. Freund is the beneficiary, 21,200 shares held in a family trust for which Dr. Freund and his spouse are trustees, 27 shares held by a family partnership for which Dr. Freund is a partner and 112,500 shares that Dr. Freund has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(11)	Includes 107,500 shares that Ms. Friedman has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(12)	Includes 112,500 shares that Ms. Hilleman has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(13)	Includes 38,750 shares that Dr. Mario has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(14)	Includes 281,117 shares held in a family trust for which Mr. Rieflin and his spouse are trustees and 68 shares representing Mr. Rieflin’s potential beneficial ownership as a limited partner in Skyline Venture Partners V, L.P. Dr. Freund, a director of XenoPort, is a managing director of Skyline Venture Management V, L.L.C., which is the sole general partner of Skyline Venture Partners V, L.P. (see note (10)). Also includes 230,156 shares that Mr. Rieflin has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.

(15)	Includes 112,500 shares that Dr. Wierenga has the right to acquire within 60 days of March 1, 2015 through the exercise of stock options.
(16)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 12, 2015, Wellington Management Group LLP (formerly Wellington Management Company, LLP) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has shared dispositive power with respect to 8,587,927 shares and shared voting power with respect to 7,458,072 shares. The Schedule 13G/A filed by the reporting person provides information only as of December 31, 2014, and, consequently, the beneficial ownership of the above-mentioned reporting person may and likely has changed between December 31, 2014 and March 1, 2015.
(17)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 17, 2015, Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker (collectively, the “Baker Reporting Persons”) have sole voting and dispositive power with respect to 6,903,628 shares. The shares or securities convertible into the shares that the Baker Reporting Persons are deemed to beneficially own are held directly by Baker Brothers Life Sciences, L.P., 14159, L.P. and 667, L.P. (collectively, the “Baker Funds”). According to the Schedule 13G/A, the Baker Reporting Persons are investment advisers registered under Section 203 of the Investment Advisers Act of 1940, Baker Bros. Advisors (GP) LLC is a parent holding company and each of Felix J. Baker and Julian C. Baker is a control person. The Baker Reporting Persons disclaim beneficial ownership of the shares or securities exercisable into shares that are held by the Baker Funds. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2014. The beneficial ownership reported in the table above of the reporting persons also includes shares issuable upon conversion from such reporting persons’ 2.50% convertible senior notes due 2022, or the 2022 Notes, which were purchased from us in our February 3, 2015 private placement. Certain shares of common stock which may be issued upon the conversion of the 2022 Notes held by the reporting person are excluded in the total number of shares held and reported in the table above due to a blocker that prevents the conversion in full of the 2022 Notes if the number of shares of common stock to be issued pursuant to such conversion would, when aggregated with all other shares of common stock owned by such holder at such time, result in the holder beneficially owning more than 14.99% of all of the common stock of XenoPort outstanding at such time, or such lower amount as may be designated by the holder upon notice to the company (which amount has been designated at 11.1% effective April 13, 2015). This restriction can be adjusted or waived by the holder upon 61 days’ prior written notice to us. Assuming a 11.1% blocker, the 2022 Notes held by the reporting person would be convertible for up to an aggregate of 70,166 shares of our common stock, and the number and percentage of shares beneficially owned by the entities in the table above reflects the effect of this blocker. This number and related percentage will change depending upon changes in the outstanding shares or waiver or adjustment of the restriction. See “Transactions with Related Persons – Certain Relationships and Related-Party Transactions – Participation in Private Placement” below.
(18)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 17, 2015, OrbiMed Advisors LLC has shared voting and dispositive power with respect to 2,098,700 shares, and Orbimed Capital LLC has shared voting and dispositive power with respect to 3,447,400 shares. According to the Schedule 13G/A, OrbiMed Advisors LLC and OrbiMed Capital LLC are investment advisers registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G/A also reports that Samuel Isaly is a control person of OrbiMed Capital LLC and OrbiMed Advisors LLC and has shared voting and dispositive power over these 5,546,100 shares. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2014, and, consequently, the beneficial ownership of the above-mentioned reporting persons may and likely has changed between December 31, 2014 and March 1, 2015.
(19)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 13, 2015, Capital World Investors is a division of Capital Research and Management Company, or CRMC, and as such is deemed to have sole voting and dispositive power over 4,769,000 shares, as a result of CRMC acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The Schedule 13G/A filed by the reporting person provides information only as of December 31, 2014, and, consequently, the beneficial ownership of the above-mentioned reporting person may and likely has changed between December 31, 2014 and March 1, 2015.

(20)	Based on the information contained in a Schedule 13G/A filed with the SEC on January 26, 2015, BlackRock, Inc. has sole voting power over 4,447,299 shares and sole dispositive power over 4,447,299 shares. The Schedule 13G/A filed by the reporting person provides information only as of December 31, 2014, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2014 and March 1, 2015.
(21)	Based on the information contained in a Schedule 13G filed with the SEC on December 19, 2012, GlaxoSmithKline plc has sole voting and dispositive power of 4,031,212 shares through its indirect wholly-owned subsidiary, Glaxo Group Limited, or GSK. The Schedule 13G filed by the reporting persons provides information only as of December 10, 2012, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 10, 2012 and March 1, 2015. Pursuant to its stock purchase agreement with us, GSK has agreed that, at any of our stockholder meetings, it (i) will appear or otherwise cause these 4,031,212 shares to be counted as present for purposes of calculating a quorum, (ii) will vote these shares in the same proportion (e.g., for, against, withheld, abstain and/or electing any other choice) as the votes that are collectively cast by all other holders of our common stock who are present and voting with respect to such matter and (iii) if such meeting involves a vote regarding a change in control or similar transaction that would give rise to any appraisal rights or dissenter’s rights, will waive and not exercise any such appraisal rights or dissenter’s rights with respect to these shares. With limited exception, these voting provisions will terminate upon the earliest of any of the following events: (a) the shares owned by GSK represent less than 2% of our issued and outstanding common stock; (b) a change in control is consummated with respect to us; or (c) a bankruptcy event.
(22)	Includes shares beneficially owned by our current directors and executive officers as described in notes (3) through (15).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except that a Form 4 filed for Dr. Freund in May 2014 covering the vesting of 5,000 shares of our common stock was filed late due to clerical error.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

XenoPort’s executive compensation program is designed to pay our executive officers for performance, by appropriately motivating and rewarding management for the achievement of long-term, strategic objectives that drive value for XenoPort and its stockholders. Consistent with this objective, our executive compensation is balanced among base salary, annual cash bonuses based on the achievement of certain company and individual performance objectives and long-term incentive compensation in the form of equity awards. Through these compensation arrangements, realization of benefits by XenoPort’s executive officers is closely linked to increases in long-term stockholder value.

XenoPort remains committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation during any given annual period. The compensation committee will continue to develop, analyze and review its methods for aligning executive management’s long-term compensation with the benefits generated for stockholders, including taking into account the results of the stockholder advisory vote to be held at the 2015 annual meeting and described under “Proposal 6 – Advisory Vote on Executive Compensation” in this proxy statement.

There were a number of notable performance achievements that were attained in 2014, including:

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Enhancing our HORIZANT® (gabapentin enacarbil) Extended Release Tablets business with continued growth in both net product sales and nationwide total prescribed tablets performance and the expansion of the HORIZANT NeuroHealth Sales team that now reaches approximately 70 HORIZANT sales territories in the United States.

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XenoPort’s entry into a clinical trial agreement with the National Institute on Alcohol Abuse and Alcoholism, or NIAAA, whereby the NIAAA proposes to conduct and pay for a clinical study to assess the safety and efficacy of HORIZANT as a potential treatment for alcohol use disorder, or AUD, the successful conduct of a pre-investigational new drug (pre-IND) meeting by XenoPort and the NIAAA with the U.S. Food and Drug Administration (FDA) and the submission and subsequent clearance of the investigational new drug (IND) application.

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The submission and subsequent clearance of our IND and our successful initiation of a Phase 2 clinical trial of XP23829, our proprietary, investigational, next-generation fumarate compound, in patients with moderate-to-severe chronic plaque-type psoriasis.

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The entry into an exclusive license agreement with Reckitt Benckiser Pharmaceuticals, Inc. (now Indivior PLC) for the development and commercialization of our clinical-stage oral product candidate, arbaclofen placarbil (AP), for all indications including for the potential treatment of AUD and our receipt and recognition of revenues under the license.

•	XenoPort’s completion of a follow-on public offering of XenoPort common stock, raising net proceeds of approximately $77.4 million after deducting discounts, commissions and other offering expenses.

The following is a summary of important decisions and actions with respect to XenoPort’s executive compensation and highlights of our executive compensation program generally:

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Cash Bonuses Are Based Strictly on Performance. In line with our pay-for-performance philosophy, there are no guaranteed bonuses under the XenoPort, Inc. Corporate Bonus Plan, or Corporate Bonus Plan. The Corporate Bonus Plan is based on rigorous corporate objectives and in order for any bonus payment to be made, we must achieve a certain threshold performance level of those corporate objectives. For the 2014 performance period, we must have achieved at least 70% of our weighted corporate objectives for any bonus award payments to be made. Based on our performance for 2014, our compensation committee determined that 120% of the weighted corporate objectives were met. In past years when the threshold level for payouts was not met, no bonuses were awarded. For example, no executive bonuses were paid in 2014 for the 2013 performance period because the threshold level for payouts was not met.

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CEO Compensation Reflects Pay-for-Performance Philosophy. 60% of our chief executive officer’s 2014 target compensation was “fixed” in the form of base salary and other benefits. The remaining 40% of our chief executive officer’s 2014 target compensation was “at-risk” in the form of an annual cash bonus award opportunity based on achievement of performance goals and long-term equity incentive awards. When our performance does not meet designated levels, our CEO does not realize this “at-risk” compensation. For example, Dr. Barrett received no cash bonus in 2013 because we failed to meet our threshold corporate objectives for the performance period and forfeited 97% of the target shares underlying his performance-based stock unit that was scheduled to vest in 2013 due to our performance in relation to the total stockholder return goals for earning the award.

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Continuation of Voluntarily Reduced CEO Salary. After a restructuring and reduction in force in March 2010, our chief executive officer voluntarily requested, and our board of directors agreed, to reduce his 2010 base salary by 15%. Our chief executive officer’s salary for 2013 continued at a reduced level that was still 4.8% lower than his 2010 salary prior to his voluntary reduction in salary in March 2010. In January 2014, Dr. Barrett voluntarily requested, and our board of directors agreed, to not increase his salary for 2014 and our chief executive officer’s base salary was therefore not increased from 2013 and remains in the 25th percentile in our peer group for 2014.

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Equity Awards Granted to Align with Stockholder Interest. The stock options and restricted stock units granted to our executive officers in 2014 directly align the interests of our executive officers with the interests of our stockholders and our long-term success. To further align the interests of our officers with our stockholders, in 2014 we granted performance-based stock options for executive officers, which have specific corporate milestone vesting triggers as well as additional time-based vesting conditions. As a result, on a share-for share-basis, approximately 35% of the chief executive officer’s equity compensation for 2014 is in the form of performance-based options, which continues to directly align the interests of our chief executive officer with the interests of our stockholders and our long-term success. The amounts disclosed in the executive compensation tables reflect the grant-date fair value of equity awards, but the actual economic value of equity awards depends directly on the performance of our stock price over the period during which the awards vest, and for options the period during which the options may be exercised. For stock options, the economic value will be realized and changes with stockholder value only when the stock price is above the exercise price. The value of restricted stock unit awards increases and decreases with increases and decreases in stock price after the grant date and thus closely ties compensation to changes in stockholder value at all stock prices. For equity awards that vest based on achievement of performance goals, the economic value will only be realized if such performance goals are achieved. Our compensation committee is mindful that executive compensation should be aligned with our stock price performance, and it believes that it has consistently adjusted the realizable value of annual equity awards granted to our executive officers in line with company performance.

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Adoption of Stock Ownership Guidelines. In March 2014, on the recommendation of the compensation committee, our board of directors approved the adoption of stock ownership guidelines to further align the interests of our executive officers and board members with the interests of our stockholders and our long-term success and to further promote our commitment to sound corporate governance. Under the guidelines, our chief executive officer, other executive officers and non-employee directors are required to achieve ownership of our common stock valued at three times his annual base salary, one times their annual base salaries and three times the annual cash retainer for services as a board member, respectively. We also have an insider trading policy that, among other things, prohibits executive officers and directors from engaging in pledges of any kind (including in connection with margin loans), short sales, transactions in put or call options or other inherently speculative transactions with respect to the company’s stock at any time. No officers or directors of the company engaged in any pledging during 2014.

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Reasonable Severance and Change of Control Benefits. The cash severance benefits that we offer to our executives do not exceed three times base salary and annual bonus. Our executive severance rights agreements and change of control agreements in all cases require involuntary termination for individuals to be eligible for any severance benefits. We believe that the benefits under such agreements are an important executive retention device and reflective of market standards for executive benefits. We do not provide for any “single-trigger” change of control cash benefit arrangements, which could be viewed as a guaranteed bonus.

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No 280G Tax Gross-Up Rights. Since 2012, our severance and change of control agreements with our chief executive officer and each of our other named executive officers have eliminated their tax gross-up payments in the event of any excise taxes related to parachute payments. We no longer have agreements with any officers to provide for 280G excise tax gross-up rights and, further, we do not intend to provide for such rights in future agreements.

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No Excessive Fringe Benefits. We do not provide any fringe benefits to executives that are not provided to employees generally. We do not offer access to car allowances, personal security, financial planning advice, tax preparation services or country club memberships.

Compensation Philosophy and Objectives

The goals of XenoPort’s executive compensation program are to align compensation with corporate and individual objectives and performance, to enable the company to attract and retain executive officers and other key employees who contribute to the company’s long-term success, to motivate the company’s executive officers and other key employees to focus on the achievement of annual and long-term performance goals and to establish an appropriate relationship between executive compensation and the creation of stockholder value. Specifically, XenoPort has created a compensation program that combines cash and stock-based compensation components to reward the achievement of specific annual, long-term and strategic goals by the company and in the proportions that the company believes are most appropriate to motivate and reward its executive officers and other key employees for achieving these goals. XenoPort’s executive compensation program not only aims to be competitive in its industry, but also aims to be fair relative to: (i) compensation paid to other professionals across the company; (ii) XenoPort’s long-term performance; and (iii) the value XenoPort delivers to its stockholders.

As discussed in further detail below, XenoPort’s executive compensation program for 2014 consisted of, and was intended to strike a balance among, the following three principal components:

•	Base Salary. Salary for each of the company’s executive officers was based principally on an assessment of peer company pay levels and to a lesser extent, a number of factors, including,

depending on the individual executive officer, individual performance, any change in position scope or responsibilities, managerial leadership, compensation paid to other professionals across the executive group, the competitiveness of the total cash compensation, expected cost of living increases and the overall performance of our company.

•

Corporate Bonus Plan. At the beginning of the year, the compensation committee set specific company-wide and individual performance objectives for the Corporate Bonus Plan. After the end of the year, the compensation committee recommended, and the board of directors approved, the extent to which we met the company performance objectives for the 2014 performance period. Each executive’s bonus amount was determined based on the executive’s target bonus and the extent to which the company-wide and individual performance objectives were achieved during the 2014 performance period.

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Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants and restricted stock unit awards, were designed to ensure that incentive compensation is linked to the company’s long-term performance and to align its executive officers’ performance objectives with the interests of its stockholders because the value of such awards is tied to the company’s stock price. In addition, long-term incentive awards include performance-based stock options that further align our executive officers’ performance objectives with the interests of our stockholders.

The compensation committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, commensurate with the company’s philosophy of establishing a link between compensation and corporate performance, the compensation committee believes that a greater component of overall cash compensation for executive officers compared to other employees should be performance-based.

We held our annual advisory vote on the compensation of our named executive officers at our stockholder meeting in June 2014, and it was supported by approximately 77% of the shares present in person or represented by proxy and entitled to vote at the meeting. The compensation committee and board of directors considered the advisory vote held in 2014 and determined not to make any significant changes to the executive compensation policies or decisions in light of the 2014 advisory vote. Our compensation committee and board of directors will continue to consider the outcome of our say-on-pay votes and our stockholder views when making future compensation decisions for the named executive officers.

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The compensation committee is responsible for evaluating the performance of XenoPort’s chief executive officer, recommending to the board of directors for approval the chief executive officer’s compensation and reviewing and approving the compensation for XenoPort’s other executive officers. To date, all decisions by the compensation committee relating to the compensation of XenoPort’s other executive officers have been reviewed by the board of directors as well. Our chief executive officer has the authority and responsibility to establish and approve cash compensation for all XenoPort employees other than XenoPort Section 16 executive officers.

Historically, the compensation committee has made most significant adjustments to annual compensation, determined bonus and equity awards and reviewed and approved a list of specific corporate goals for a one-year performance period that runs from January 1 through December 31 at multiple meetings held during the fourth quarter of the performance period and the first quarter of the ensuing year. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current performance period. Individual goals and objectives are established for the current performance period and are based on the company’s operational goals. At the end of the performance period, corporate performance is evaluated by reviewing the extent to which pre-determined strategic, commercial, scientific and business goals were met, and each executive’s performance is evaluated by reviewing his/her accomplishment of individual performance objectives and overall contributions to the company. The results, combined with comparative compensation data, are then used to determine appropriate compensation levels. In addition, the compensation committee also considers matters related to individual compensation or overall retention and motivation, such as compensation for new executive hires, at various meetings throughout the year.

For executive compensation decisions, including decisions relating to the grant of stock awards to executive officers, the compensation committee typically considers the recommendations of Dr. Barrett, XenoPort’s chief executive officer, and he often participates in the compensation committee’s deliberations about executive compensation matters. However, the compensation committee also meets in executive session, and Dr. Barrett does not participate in the determination of his own compensation, nor does he participate in deliberations with respect thereto. From time to time, various members of management, including Mr. Angotti, XenoPort’s executive vice president, chief operating officer; Ms. Bosko, XenoPort’s former senior vice president, chief legal officer and secretary and current consultant to the company; Mr. William Harris, XenoPort’s senior vice president, chief financial officer; and other employees as well as outside advisors or consultants have been or may in the future be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. For all executives, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation committee engaged Radford, an Aon Hewitt Company (Radford), as compensation consultants for the 2014 executive compensation review process. In 2012 and 2013, the compensation committee had also been advised by Radford. In 2010 and 2011, the compensation committee had been advised by Frederic W. Cook & Co., Inc. as compensation consultant. The compensation committee evaluates the independence of Radford and has determined that no conflict exists. In 2014, the compensation committee requested that Radford evaluate the efficacy of the company’s existing compensation strategy and practices in supporting and reinforcing the company’s long-term strategic goals, review the company’s compensation strategy practices in the context of developing best practices for public companies and assist in refining the company’s compensation strategy and developing and implementing a competitive executive compensation program to execute that strategy. As part of its engagement, Radford was asked by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees, including a subcommittee composed of one or more members of the board of directors to grant stock awards under the company’s equity incentive plans. The compensation committee does not delegate with respect to executive compensation, including equity awards.

Benchmarking of Cash and Long-Term Incentive Compensation

The compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable, publicly-held companies. To this end, as part of its engagement, Radford was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group for the purposes of evaluating and setting 2014 compensation. The benchmarking report provided by Radford reviewed base salary, target incentive opportunities, total cash compensation, equity grants, equity vehicle mix and executive stock ownership levels, as well as certain financial data, from the following 22 comparable, publicly-held companies in our peer group in connection with determining 2014 compensation levels:

• AMAG Pharmaceuticals, Inc.	• Dyax Corp.	• Pacira Pharmaceuticals, Inc.

• Anacor Pharmaceuticals, Inc.	• Dynavax Technologies Corp.	• Rigel Pharmaceuticals, Inc.

• Avanir Pharmaceuticals, Inc.	• Exelixis, Inc.	• Sangamo BioSciences, Inc.

• AVEO Pharmaceuticals, Inc.	• Idenix Pharmaceuticals, Inc.	• Sucampo Pharmaceuticals, Inc.

• BioDelivery Sciences International, Inc.	• Ligand Pharmaceuticals Incorporated	• Supernus Pharmaceuticals, Inc.

• Cadence Pharmaceuticals, Inc.	• Optimer Pharmaceuticals, Inc.	• Vanda Pharmaceuticals Inc.

• Depomed, Inc.	• Orexigen Therapeutics, Inc.	• Vical Incorporated

• Zogenix, Inc.

Radford designed this 2014 peer group using key size measures such as market capitalization at the time the peer group was determined, which allows the market data to be used without size distortion. The peer group companies were chosen for inclusion in the report by Radford and the compensation committee as a representative industry group most similar to XenoPort based on stage of development and history of commercialization (most have late-stage product candidates in development or recently commercialized products), revenues (revenue generally under $100M), market value (market value generally between $100M and $1B), number of employees (headcount between about 50 and 250 employees) and locale (in the San Francisco Bay Area or other biotechnology “hub” markets).

In 2014, as part of its engagement, Radford was requested by the compensation committee to review and update the comparative group of companies, if appropriate, for determining 2015 compensation levels. The updated benchmarking group consisted of the following 22 comparable, publicly-held companies in our peer group in connection with determining 2015 compensation levels:

• AMAG Pharmaceuticals, Inc.	• Dynavax Technologies Corp.	• Sunesis Pharmaceuticals, Inc.

• Anacor Pharmaceuticals, Inc.	• Exelixis, Inc.	• Supernus Pharmaceuticals, Inc.

• Avanir Pharmaceuticals, Inc.	• Immunomedics	• Threshold Pharmaceuticals, Inc.

• BioDelivery Sciences International, Inc.	• Orexigen Therapeutics, Inc.	• Vanda Pharmaceuticals Inc.

• Corcept Therapeutics	• Rigel Pharmaceuticals, Inc.	• Vical Incorporated

• Cytori Therapeutics	• Sangamo BioSciences, Inc.	• VIVUS, Inc.

• Depomed, Inc.	• Sucampo Pharmaceuticals, Inc.	• XOMA Corporation

• Zogenix, Inc.

Radford designed the 2015 peer group using the same metrics as used to form the 2014 group. We generally target base salaries at the 50th percentile of pay practices of our peer group and then provide the opportunity for most executives to achieve overall cash compensation, when targeted levels of performance are achieved or exceeded, which is above the median of pay practices of our peer group. The compensation committee believes that offering the executive officers the opportunity to achieve aggregate levels of cash compensation above the 50th percentile of its peers provides the appropriate incentive to achieve the challenging performance objectives of the Corporate Bonus Plan and to retain such executives in a highly competitive industry. Some base salaries of our executive officers may be lower or higher than the 50th percentile, because benchmarking, while it is the principal component in determining base salary, is not the only component. Target bonus opportunities for the executive officers are generally set using a team-approach, based upon positions that have similar impact on the organization, and are targeted at or above the 50th percentile to emphasize pay for performance.

We generally target long-term incentive compensation at the 50th percentile of pay practices of our peer group and then provide the opportunity to achieve overall compensation, when targeted levels of performance are achieved or exceeded, which is above the median of pay practices of our peer group. The compensation committee believes that offering the executive officers the opportunity to achieve levels of total compensation above the 50th percentile of its peer group provides the appropriate alignment between challenging individual performance objectives and the long-term success of our company. Some long-term incentive compensation awards for our executive officers may be lower or higher than the 50th percentile, because benchmarking, while it is the principal component, is only one component in determining the levels of long-term incentive compensation awards. Benchmarked compensation is then individually adjusted on a purely subjective basis using a number of factors, including, depending on the individual executive, individual performance, any change in position scope or responsibilities, managerial leadership, equity awards granted to other professionals across the executive group and the overall performance of our company.

As a result of the benchmarking and market analysis, during the 2014 review process, Radford advised that the base salaries and target total cash compensation are generally competitive with market practices, and suggested that the compensation committee consider: (i) an increase to the base salary for Dr. Kim in light of his January 15, 2014 promotion to senior vice president, clinical development and medical affairs and chief medical officer for the company, peer salary metrics, his individual performance and changes in position scope or responsibilities; (ii) standard merit increases to adjust base salaries that take into account peer salary metrics and expected cost of living increases; (iii) maintaining annual target bonus opportunities for all executive officers to remain competitive among XenoPort’s peer group, noting that although Dr. Barrett’s base salary is below market, his total cash compensation is competitive given the amount of the target bonus opportunity; and (iv) equity incentive grants for executive officers and other key employees that are consistent with peer practices and that reflect an appropriate mix of stock options, performance-based stock options and restricted stock units, to strengthen the link between pay and performance in support of long-term stockholder value creation. With regard to the equity incentive grant component, the compensation committee considered a number of Radford recommendations with the general objective of achieving an overall value amount for stock awards targeted at the 50th percentile of long-term equity practices of our peer group. The recommendations were derived from modeling different stock option and restricted stock unit mixtures (using per stock option values calculated by Black Scholes option-pricing and per restricted stock unit values calculated at full fair value, both at a one-month average share price value). The final appropriate mix of stock options, performance-based stock options and restricted stock units was then selected by application of a number of factors, including balancing the greater per-share value of restricted stock units as opposed to stock options, overall company performance and corporate tax implications.

The compensation committee realizes that benchmarking the company’s executive compensation program against compensation earned at comparable companies may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of the company’s business and objectives that may be unique to the company; however, the compensation committee generally believes that gathering this information is an important part of its decision-making process with respect to the company’s executive compensation program and uses this information as one key component in its decisions with respect to base salary, target bonuses and equity incentive grants. Benchmarking may then be applied against a number of factors, including individual performance, any change in position scope or responsibilities, managerial leadership, compensation paid to other professionals across the executive group and the overall performance of our company. In addition, the compensation committee has historically taken into account input from other sources, including input from other independent members of the board of directors and publicly-available data relating to the compensation practices and policies of other companies within and outside of the life sciences industry.

Principal Elements of Compensation

XenoPort’s executive compensation program consists of three principal components: base salary, annual cash bonuses and long-term incentive compensation. XenoPort also provides its executive officers with certain severance and change-in-control benefits. Finally, XenoPort offers to its executive officers participation (with all other eligible employees) in the company’s 401(k) Plan (including the company’s employer match program), employee stock purchase plan and certain other benefits available generally to the company’s employees.

Base Salary. Base salary provides a fixed amount of compensation to our executive officers for performing their responsibilities and is intended to provide financial stability and security. The compensation committee generally reviews the executive officer base salaries on an annual basis. In adjusting base salaries for 2014, the compensation committee principally assessed peer company pay levels and to a lesser extent, a number of other factors, including, depending on the individual executive, individual performance during the prior year; his or her tenure, experience, skills and responsibilities; any change in position scope or responsibilities; managerial leadership, his or her pay level compared to the company’s other executive officers; expected cost of living increases; as well as the company’s overall performance. As noted above, the compensation committee also considers the performance assessments and recommendations made by Dr. Barrett in adjusting base salaries for the company’s other executive officers. 2014 base salary increases for our named executive officers were made effective as of January 1, 2014.

Corporate Bonus Plan. The Corporate Bonus Plan provides an annual cash bonus award program to reward employees, including executive officers, for attaining company-wide and individual performance objectives. All XenoPort employees are eligible to participate in the Corporate Bonus Plan for each performance year subject to certain exceptions. Target bonus awards, calculated as a percentage of base salary, are determined and communicated to eligible employees annually. The compensation committee determines (subject to approval by the board of directors) target bonus awards for all executive officers, including the chief executive officer. Commensurate with XenoPort’s philosophy of establishing a link between compensation and corporate performance, bonuses represent a greater component of overall cash compensation for executive officers as compared to other employees due to the greater potential impact of executive officers on overall corporate performance. Similarly, among executive officers, the cash bonus award represents a greater component of overall cash compensation for the chief executive officer as compared to the other executive officers due to Dr. Barrett’s greater potential impact on overall corporate performance.

At the beginning of each performance year period under the Corporate Bonus Plan, the criteria for assessing an individual’s performance are developed by the company in consultation with the participant. For executive officers (other than the chief executive officer), the individual bonus criteria for such participants must be approved by the compensation committee, in consultation with the chief executive officer. For the chief executive officer, the individual bonus criteria must be approved by the compensation committee and the board of directors. Also, at the beginning of each performance year period under the Corporate Bonus Plan, the criteria for assessing the company’s corporate performance are: (i) developed by the chief executive officer in consultation with management; (ii) reviewed and approved by the compensation committee; (iii) approved by the board of directors; and (iv) communicated to the participants.

There are no guaranteed bonuses under the Corporate Bonus Plan and the company must achieve a designated level of performance in order for any bonus to be paid. For 2014, the compensation committee and the board of directors determined that the threshold performance level necessary to justify financial reward under the Corporate Bonus Plan was 70%. Therefore, for 2014, the company must have achieved at least 70% of the company’s weighted corporate objectives in order for any bonus award payouts to occur. The compensation committee and the board of directors have discretion in determining whether such threshold has been achieved. In addition, the compensation committee retains the discretion to increase or decrease bonuses based on individual or company-wide circumstances not addressed or contemplated at the time when the individual and company-wide performance objectives were established.

After the end of each Corporate Bonus Plan annual performance period, the compensation committee assesses the extent to which corporate goals and objectives have been met and recommends to the board of directors for approval an overall percentage of weighted goal categories achieved with respect to the corporate component of the Corporate Bonus Plan. In connection with the compensation committee’s assessment of the extent to which the corporate goals and objectives have been met, the compensation committee may rely on objective criteria such as meeting pre-clinical, clinical and regulatory objectives; the establishment, management or termination of strategic alliances, partnerships or collaborations with third parties; achievement of regulatory milestones; sales or revenue targets; implementation of financing strategies; continued innovation in development and progress towards commercialization of our product candidates; timely achievement of clinical product development plans; achievement of the operating budget for the company as a whole or of a business unit of the company; satisfactory audit results and timely filings of annual and quarterly reports with the SEC; and personnel-related objectives. The compensation committee may also consider qualitative factors that affected the achievement of certain objectives and their relative importance, as discussed below.

If the company meets the minimum threshold for company-wide performance objectives, then individual performance is evaluated based on achievement of weighted goals and objectives as reflected in the employee’s individual written performance objectives for the year. For executive officers (other than the chief executive officer), the compensation committee assesses, in consultation with the chief executive officer, the extent to which individual bonus criteria have been met, identifies any unplanned achievements that have been accomplished and approves an overall percentage of weighted goals achieved with respect to the individual component of the Corporate Bonus Plan. For the chief executive officer, the compensation committee assesses the extent to which individual bonus criteria have been met, identifies any unplanned achievements that have been accomplished and recommends to the board of directors for approval an overall percentage of weighted goals achieved with respect to the individual component of the Corporate Bonus Plan. The percentage of corporate goal achievement and the percentage of achievement for the individual component are then used to calculate bonus payouts for individuals who participate in the Corporate Bonus Plan.

For 2014, taking into consideration the results of the benchmarking data and the potential impact of such executive officers on overall corporate performance, the chief executive officer, the executive vice president and each of the other named executive officers were assigned a target bonus of 90%, 60% and 40%, respectively, of his or her base salary, which would be earned by the officer upon achievement of his or her respective individual performance targets at the 100% level and the company’s achievement of corporate objectives at the 100% level. Actual bonus payouts can range from 0 to 1.5 multiplied by the target bonus awards, based on individual and company performance. The following are the weightings of the individual and company corporate performance components used for participants in determining the actual bonus award amounts:

Position	Weighting of Company’s Performance Against Corporate Goals	Weighting of Individual Performance
Chief Executive Officer	75%	25%
Executive Vice President	65%	35%
Senior Vice President	50%	50%

The target bonuses for each of the named executive officers in 2014 are set forth in the table captioned “2014 Grants of Plan-Based Awards Table.”

For 2014, the corporate bonus component depended on the achievement of various performance objectives. These corporate performance objectives were divided into five primary weighted categories: (i) development objectives for our XP23829 product candidate (weighted 35%); (ii) commercial objectives for HORIZANT (weighted 30%); (iii) corporate development objectives (weighted 25%); (iv) medical affairs, regulatory, compliance and manufacturing objectives (weighted 5%) and (v) financial, organizational and operational objectives (weighted 5%). The specific 2014 corporate performance goals consisted of:

•	Successfully obtaining FDA agreement (both Neurology and Dermatology Divisions) on chronic toxicology study requirements for XP23829 development;

•	Clinical manufacture of active pharmaceutical product (API) to support planned XP23829 development programs;

•	Initiating XP23829 Phase 2 psoriasis study and having a majority of the clinical trial sites operating under the study by the end of the third quarter of 2014;

•	Performing commercial formulation development and scale-up activities to support initiation of planned XP23829 Phase 3 development;

•	Achieving gross sales of HORIZANT of $24 million based on 2014 fourth quarter sales;

•

Subject to the directive of the board of directors as it deems appropriate for the strategy of the company, completing an evaluation of strategic options for HORIZANT and identifying potential strategic opportunities;

•

Subject to the directive of the board of directors as it deems appropriate for the strategy of the company, executing U.S. or ex-U.S. partnering arrangements for HORIZANT or executing a licensing transaction for AP;

•	Executing the 2014 HORIZANT medical affairs plan;

•	Satisfying post-marketing commitments (PMC) and post-marketing requirements (PMR) for HORIZANT;

•

Ensuring supply chain, pharmacoviligance, post-marketing regulatory support, healthcare compliance and financial systems/procedures are in place to continue to provide compliant distribution of HORIZANT and uninterrupted patient access;

•	Managing operating expenses to not exceed publicly-disclosed cash usage guidance for the 2014 fiscal year;

•	Subject to the directive of the board of directors as it deems appropriate for the strategy of the company, completing a financing that supports the company’s operating plan through 2015; and

•	Maintaining effective Sarbanes-Oxley, or SOX, 404 controls and procedures.

In evaluating the company’s achievement of its corporate objectives for the 2014 performance period in December 2014 and January 2015, the compensation committee considered a number of objective, quantitative metrics, such as 2014 gross sales performance of HORIZANT, XP23829 clinical trial enrollment objectives, net proceeds from the follow-on public offering financing transaction, and also considered qualitative factors that affected the achievement of certain objectives and the relative importance of each such objective within the applicable weighted category and the overall performance of the company. For example, in the goal category of objectives for HORIZANT, the compensation committee considered the successful accelerated establishment of the XenoPort-employed sales force and expansion of the HORIZANT sales territories and the company’s corresponding infrastructure and logistics build-out and organizational transitions that were achieved to support those activities as well as the company’s satisfaction of its PMC and PMR commitments for HORIZANT to be significant achievements for the company. In the goal category of objectives for XP23829 development, the compensation committee considered our successful submission and clearance of our IND and the timely initiation of our Phase 2 clinical trial study as well as the company’s success in obtaining FDA agreement in both

Neurology and Dermatology Divisions for chronic toxicology requirements and the advances made in clinical manufacturing and commercial formulation development capabilities in anticipation of supporting the company’s future planned preclinical and Phase 3 activities for XP23829 development to likewise represent significant achievements for the company. When assessing the goal category of corporate development objectives, the compensation committee noted that entry into the exclusive license agreement for AP was a significant achievement for the company. Each of these achievements in meeting specified 2014 corporate objectives were further considered in light of the company’s entry into a clinical trial agreement with the NIAAA, whereby that agency proposed to conduct and pay for a clinical trial study to assess use of HORIZANT as a potential treatment for AUD, the results of which could possibly support a future application for a label extension for that product, and the fact that the company became engaged and ultimately prevailed in a proxy contest during the first half of the year. Following an analysis on a goal-by-goal basis, the compensation committee concluded that 2014 was a year of both significant accomplishments and challenges for XenoPort. In evaluating the achievement of objectives and determining a performance score, the compensation committee first assessed the goal accomplishments within each weighted category. Then the compensation committee weighted the relative performance of our objectives by the five primary categories described above in evaluating the company as a whole to make a determination of an overall performance score. After review, evaluation and deliberation of all corporate objectives against the weighting of the specific categories, the compensation committee determined, and the board of directors approved, that the corporate weighted performance objectives under the Corporate Bonus Plan for the 2014 performance period had been met at a level of 120%.

Under the Corporate Bonus Plan, individual performance objectives were established for each executive officer in consultation with Dr. Barrett based on the corporate performance objectives relevant to the executive officer’s principal business unit, and the compensation committee established specific performance criteria for each executive officer that were aligned with the corporate performance objectives set forth above. After the end of each Corporate Bonus Plan annual performance period, individual performance is evaluated based on achievement of weighted goals and objectives as reflected in the employee’s written performance objectives for the year. The 2014 individual performance goals and the relative weighting of each such goal for our named executive officers are set forth in the table below. While each of our executive officers shared some of the same specific performance goals, weightings of goals by category may vary to reflect the different impact each executive officer was expected to have on the related specified corporate performance objectives, and an executive officer may have additional goals to be consistent with the executive officer’s particular duties and responsibilities. For example, the individual performance goals for Mr. Harris, our senior vice president of finance and chief financial officer, were not as heavily weighted towards success in our development and clinical trial objectives, but reflect greater weighting for financial, organizational and budgeting related matters that were more within his control. In like manner, the individual performance goals for Dr. Kim, our senior vice president of clinical development and medical affairs and chief medical officer, were not weighted towards our commercial objectives for HORIZANT, but do reflect heavy weighting for objectives related to XP23829 development, medical affairs, regulatory, compliance and manufacturing objectives that were more within his control.

	Goal Weighting for Each Named Executive Officer
Performance Goal Category	Dr. Barrett	Mr. Harris	Mr. Angotti	Dr. Bates	Dr. Kim
Development Objectives for XP23829 (1)	25%	0%	5%	30%	50%
Commercial Objectives for HORIZANT (2)	10%	10%	50%	10%	0%
Corporate Development Objectives (3)	20%	10%	10%	10%	10%
Medical Affairs, Regulatory, Compliance and Manufacturing Objectives (4)	10%	10%	10%	20%	25%
Financial, Organizational and Operational Objectives (5)	25%	50%	15%	10%	5%
Personal Leadership, Managerial and Talent Development Objectives (6)	10%	20%	10%	20%	10%

(1)	This goal category related to development objectives with respect to XP23829, including seeking FDA agreement on chronic toxicology study requirements for XP23829 development in both the Neurology and

Dermatology Divisions, initiating the XP23829 Phase 2 psoriasis study and opening a majority of the clinical trial sites before the end of the third quarter of 2014, and advancing our clinical manufacture and commercial formulation development capabilities in anticipation of supporting the company’s future planned preclinical and Phase 3 activities for XP23829 development. With respect to Dr. Barrett, this goal category also included maintaining and growing relationships with psoriasis experts and patient advocates, providing team motivation and direction to initiate the Phase 2 psoriasis study, and ensuring the achievement of clarity from the FDA on the additional preclinical safety program to permit initiation of chronic toxicology studies. Mr. Harris did not have individual objectives related to this goal category. With respect to Mr. Angotti, this goal category included supporting medical affairs with commercial assessments for XP23829 for clinical program development. With respect to Dr. Bates, this goal category also included ensuring dermatology IND clearance to enable initiation of a Phase 2 psoriasis study, ensuring regulatory approval of clinical sites and obtaining FDA agreement on chronic toxicology studies. With respect to Dr. Kim, this goal category also included enhancing XenoPort’s psoriasis development expertise resources and leading cross-functional efforts towards a commercial assessment of XP23829 for psoriasis and identifying at least one additional non-MS indication.
(2)	This goal category related to commercial objectives for HORIZANT, including achieving HORIZANT gross sales revenue targets as approved by the board of directors. With respect to Dr. Barrett, this goal category also included motivating and retaining a high-caliber sales force and ensuring compliant marketing of HORIZANT. With respect to Mr. Harris, this goal category also included ensuring compliance with accounting revenue recognition and government price reporting and providing timely, accurate financial planning and analysis support to the commercial team to analyze and shift resources within budget to effectively promote HORIZANT. With respect to Mr. Angotti, this goal category included improving HORIZANT access for Medicare Part D patients, developing and implementing a physician focused communications platform to address product coverage and out-of-pocket costs, managing the wholesale and retail supply chain and pricing strategies for HORIZANT, and ensuring compliant marketing of HORIZANT. With respect to Dr. Bates, this goal category also included managing post market regulatory, pharmacovigilance and quality systems related to HORIZANT. Dr. Kim did not have individual objectives related to this goal category.
(3)	This goal category related to corporate development objectives, including conducting an evaluation of strategic options for HORIZANT and identifying potential strategic opportunities for further consideration or generating licensing options for AP. With respect to Dr. Barrett, this goal category also included facilitating achievement of the corporate development goals and participation in related due diligence activities. With respect to Mr. Harris, this goal category also included providing financial, tax and accounting support for potential HORIZANT and/or AP strategic options and reviewing financial models and providing financial analysis support for related due diligence activities. With respect to Mr. Angotti, this goal category included assisting in the assessment and development of HORIZANT strategic options. With respect to Dr. Bates, this goal category also included providing regulatory, pharmacovigilance and quality advice and direction in support of HORIZANT and/or AP strategic options. With respect to Dr. Kim, this goal category also included providing medical affairs, regulatory, compliance and operational expertise and advice in support of the corporate development goals.
(4)

This goal category related to medical affairs, regulatory, compliance and manufacturing objectives, including executing a medical affairs plan, satisfying HORIZANT PMC and PMR and ensuring supply chain, pharmacovigilance, post-marketing statutory support, healthcare compliance and financial systems/procedures are in place to continue to provide compliant distribution of HORIZANT and uninterrupted patient access. With respect to Dr. Barrett, this goal category also included serving as a HORIZANT clinical expert to support medical affairs, fostering relationships with RLS and PHN thought leaders and patient advocacy groups, and enhancing the XenoPort sales force performance. With respect to Mr. Harris, this goal category also included serving as a core member of the compliance committee to update and monitor the compliance in connection with XenoPort’s commercial activities, serving as a core member of the pricing committee to review and approve government price reports, and maintaining internal financial systems and third party support services to ensure accurate and timely financial information pertaining to sales, accounts receivable and inventory balances. With respect to Mr. Angotti, this goal category included internalizing the market access account team, enhancing the sales force performance, and developing and implementing a company-wide aggregate spend solution. With respect to Dr. Bates, this goal category also included compliant submission of safety reports, preparation of the clinical study report for the low-dose adult efficacy study PMC and addressing regulatory, safety and biometric issues to advance PMC and PMR commitments. With respect to Dr. Kim, this goal category also included maintaining scientific collaboration with key experts, providing staffing at medical congresses, conducting clinical exchange programs, supporting investigator initiated proposals and implementing a publication plan.
(5)	This goal category related to financial, operational and organizational objectives, including managing company expenses to not exceed publicly-disclosed cash usage guidance for the 2014 fiscal year, maintaining effective SOX 404 controls and procedures and completing a financing to support the company’s operating plan through 2015. With respect to Dr. Barrett, this goal category also included providing support for all proxy and annual meeting matters, assessing and providing expert guidance on potential strategic transactions, conducting a formal commercial assessment on XP23829 for psoriasis and communicating same to investor base, maintaining effective SOX 404 controls and ensuring unqualified audit opinions for the company’s independent auditors. With respect to Mr. Harris, this goal category also included evaluating, selecting and implementing new financial planning and enterprise resource planning (ERP) systems, effectively managing corporate operating expenses and providing financial and investor relations support for all proxy, annual meeting, SEC filing matters, press releases and other public disclosures. With respect to Mr. Angotti, this goal category included executing departmental plans within the board-approved operating budget, maintaining the company information technology (IT) systems and support services and associated human resource and facilities objectives. With respect to Dr. Bates, this goal category also included managing regulatory, pharmacovigilance and quality and biometrics operating expenses within budget. With respect to Dr. Kim, this goal category also included managing clinical development and medical affairs operating expenses within budget.
(6)	This goal category related to personal leadership, managerial and talent development objectives. With respect to Dr. Barrett, this goal category also included working with the board of directors to develop an executive succession planning process. With respect to Mr. Harris, this goal category further included ensuring adequate financing and accounting staffing to support HORIZANT commercialization and evolution of XenoPort’s SOX 404 internal control documentation and procedures in conformance with new public company accounting oversight board (PCAOB) guidance and providing overall leadership for financial planning and ERP systems selection and implementation. With respect to Mr. Angotti, this goal category included implementing departmental procedures to ensure compliance with XenoPort’s policies. With respect to Dr. Bates, this goal category also included enhancing regulatory, pharmacovigiliance and quality and biometrics resources. With respect to Dr. Kim, this goal category also included assuming clinical development responsibilities as the chief medical officer, managing transition of the clinical programs and providing increased support in corporate investor relations activities.

The compensation committee believes that maintaining bonus compensation as a percentage of base salary is an appropriate means to reward an executive officer for achieving specific goals. The company establishes performance goals intended to reflect tasks beyond those that should be reasonably expected of an executive officer during the particular calendar year and which, if attained, justify the payment of additional compensation. Having a significant portion of an executive’s compensation contingent upon individual and company-wide performance aligns with the company’s philosophy that pay-for-performance programs attract, motivate and retain executive officers who contribute to the company’s long-term success and related stockholder value creation. For this reason, through the Corporate Bonus Plan, the company aims to provide the opportunity for most executives to achieve overall cash compensation, when targeted levels of performance are achieved or exceeded, which is above the median of pay practices of our peer group. The compensation committee believes that offering the executive officers the opportunity to achieve levels of cash compensation above the 50th percentile of its peers provides the appropriate incentive to achieve the performance objectives of the Corporate Bonus Plan and to retain such executives in a highly competitive industry.

XenoPort has not historically paid automatic or guaranteed bonuses to its executive officers. However, the company has from time to time paid signing or promotion bonuses in connection with the initial hiring or appointment of an executive officer, or a change in a person’s position or responsibilities with the company. No such bonuses were paid to the named executive officers in 2014. The company from time to time may also grant spot bonus awards, which are limited bonuses provided to specific employees as warranted to recognize outstanding effort, service or achievement in connection with a specific objective. The spot bonus award program is available to all employees generally across the company. No such bonuses were paid to the named executive officers in 2014.

Long-Term Incentive Compensation. XenoPort believes that long-term incentive compensation, in the form of stock options, performance-based options and restricted stock unit awards, allows the executive officers to share in any appreciation in the value of XenoPort’s common stock and aligns the incentives of the company’s executive officers with the interests of its stockholders and with its long-term success. As described above, we generally target long-term incentive compensation at the 50th percentile of pay practices of our peer group.

For 2014, the company’s long-term compensation program consisted of stock awards, in the form of stock options and restricted stock unit awards, each carrying service-based vesting conditions. In addition, the compensation committee structured a portion of the stock options for 2014 to carry specific performance-based milestones as vesting triggers as well as additional time-based vesting conditions. XenoPort chose to grant these types of stock awards because the compensation committee concluded that companies in our peer group were increasingly granting full value awards such as restricted stock units and, therefore, restricted stock units would be necessary as part of a competitive compensation package to attract and retain highly qualified executives. In addition, performance-based options were awarded in order to further link executive compensation with corporate performance. The compensation committee determined that it was appropriate to grant a combination of stock options, performance-based stock options and restricted stock units for 2014. While both stock options and restricted stock units enable our executive officers to benefit, like stockholders, from any increases in the value of our stock, stock options deliver future value only if the value of our stock increases above the exercise price. In contrast, restricted stock units deliver fully paid shares of our stock upon vesting, so they retain some value even if our stock price declines, stays flat or only increases marginally after the restricted stock unit is granted. For equity awards that vest based on achievement of performance goals, the economic value will only be realized if such performance goals are achieved, which continues to directly align the interests of our executive officers with the interests of our stockholders and our long-term success.

Currently, XenoPort grants stock awards to its executive officers through the 2014 Equity Incentive Plan, which was adopted in June 2014 as a successor to the 2005 Equity Incentive Plan, and provides the company’s employees with an opportunity to participate, along with the company’s other stockholders, in the company’s long-term performance. Under the 2014 Equity Incentive Plan, initial grants of stock awards may be made to eligible employees in connection with their commencement of employment, and additional grants are generally made to certain employees periodically or following a significant change in the job responsibilities, scope or title of such employment. Stock options granted under the 2014 Equity Incentive Plan are subject to service-based vesting conditions, generally monthly over a four-year period from the date of grant (and may be subject to additional performance-based vesting conditions, as was the case for the 2014 grants to our executive officers), and expire ten years from the date of grant. The exercise price of stock options granted under the 2014 Equity Incentive Plan is equal to the closing price of the company’s common stock as reported on the NASDAQ Global Select Market on the date of grant. Restricted stock units granted under the 2014 Equity Incentive Plan are also subject to service-based vesting conditions, typically vesting annually over a three- or four-year period.

In addition, prior to the adoption of the 2014 Equity Incentive Plan, XenoPort previously granted new employee inducement stock awards in connection with the hiring of certain employees. Inducement stock awards were granted outside of the 2005 Equity Incentive Plan, approved by the independent compensation committee of the board of directors and granted as an inducement material to the employee’s employment with the company in accordance with Nasdaq Marketplace Rule 5635(c)(4). In 2010, the company adopted the 2010 Inducement

Award Plan, and inducement stock awards have been made under such plan. With the approval of the 2014 Equity Incentive Plan by the stockholders at the 2014 annual meeting, no future awards will be made under the 2010 Inducement Award Plan. Like awards granted under the 2014 Equity Incentive Plan, the new employee inducement stock awards each carry service-based vesting conditions and are used to provide the company’s new employees with an opportunity to participate, along with the company’s other stockholders, in the company’s long-term performance.

The guidelines for the number of stock awards for each participant under the 2014 Equity Incentive Plan is generally determined by several factors, including functional responsibility, salary and performance levels of each participant. In recommending to the board of directors stock awards for the executive officers, the compensation committee considers principally benchmarking data and then subjectively considers a number of other factors, including individual performance, overall contribution to the company, internal pay equity, officer retention and the number of unvested stock options and restricted stock units held by the executive officer. The company’s internal pay equity analysis includes each executive officer’s overall equity position, the amount of shares subject to awards that have vested and remain subject to vesting and the equity value of awards that are in-the-money. As noted above, the compensation committee also considers the recommendations of Dr. Barrett in determining stock award recommendations for the company’s other executive officers. Also, as noted above, the compensation committee makes awards at levels calculated to be competitive within XenoPort’s industry by taking into account the stock award benchmarking data from the XenoPort peer group recommended by Radford and generally targeting long-term incentive compensation at the 50th percentile of pay practices of our peer group and then providing the opportunity to achieve overall compensation, when targeted levels of performance are achieved or exceeded, which is above the median of pay practices of our peer group. Due to the other factors that the compensation committee considers in addition to this benchmarking data, some long-term incentive compensation awards for our executive officers may be lower or higher than the 50th percentile of our peer group. XenoPort provides significant equity-based incentives for executive officers and other key employees to ensure that they are motivated over the long term to respond to XenoPort’s business challenges and opportunities as owners and not just as employees.

The company does not have any programs, plans or practices with respect to the timing of stock awards in coordination with the release of material nonpublic information. For non-officer employees, new hire stock awards are approved by the chief executive officer, and grants occur on the first practicable business day of the month following the employee’s applicable date of hire. For all stock awards granted to officers and all stock awards granted in connection with employee promotions, the board of directors or compensation committee approves all such stock awards at meetings of the board of directors or compensation committee or by unanimous consents on or before the stock award grant date. Likewise, XenoPort does not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to its executive officers. With respect to annual incentivizing stock awards for the company’s executive officers, the board of directors generally grants such awards to its executive officers at the first regularly-scheduled board meeting of each fiscal year. However, in order to finalize the terms of new performance-based options, the board granted the 2014 annual stock awards for the company’s executive officers at a later board meeting in February 2014.

Additional long-term equity incentives are provided through the company’s 2005 Employee Stock Purchase Plan in which all eligible employees, including executive officers, may allocate up to 15% of their earnings to purchase common stock of the company at a 15% discount to the market price, subject to specified limits. If approved by the stockholders at the 2015 annual meeting, the 2015 Employee Stock Purchase Plan (Proposal 4) will replace the 2005 Employee Stock Purchase Plan.

Severance and Change of Control Benefits. XenoPort maintains severance rights agreements with all of its named executive officers, and maintains change of control agreements with its other officers, providing for certain severance and change of control benefits, the terms of which are described in more detail below in the sections entitled “Employment Agreements and Arrangements” and “Potential Payments Upon Termination or

Change of Control.” XenoPort believes that these severance and change of control benefits are an important element of the company’s executive compensation and retention program, with particular importance in the context of a change of control. Change of control benefits, including stock award vesting acceleration, are structured on a “double-trigger” basis, meaning that the executive officer must experience a constructive termination or a termination without cause in connection with the change of control in order for the change of control benefits to become due. XenoPort believes that the events triggering change of control benefits, comprising both a change of control and an involuntary termination, and then only when there is no misconduct by the officer, are appropriate hurdles for the ensuing rewards. It is the board of directors’ belief that providing change of control benefits should eliminate, or at least reduce, the reluctance of the company’s executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of the company’s stockholders. The severance rights agreement for Dr. Barrett also provides for certain severance benefits in the event of an involuntary termination outside of the change in control context, including continued payment of salary and healthcare benefits for 18 months and a prorated bonus if it otherwise would have been earned, in exchange for his general release of claims. The severance rights agreements for the other executive officers also provide for certain severance benefits in the event of an involuntary termination outside of the change in control context, including continued payment of salary and healthcare benefits for 12 months and a prorated bonus if it otherwise would have been earned, in exchange for such officer’s full general release of claims. The board of directors and compensation committee believe that the severance benefits in the event of an involuntary termination outside of a change of control are an important element of retention and motivation of XenoPort’s executive officers and consistent with compensation arrangements provided in a competitive market for executive talent, and that the benefits to the company of entering into the severance rights agreements in 2012, including requiring a release of claims against XenoPort as a condition to receiving the severance benefits and removing any rights such executive officer had to an excise tax gross-up payment in the event of a change of control under prior agreements, were in the best interests of the company.

Other Benefits. XenoPort believes that establishing competitive benefit packages for its employees is an important factor in attracting and retaining highly-qualified personnel. Executive officers are eligible to participate in all of XenoPort’s employee benefit plans, such as the 401(k) Plan (see the section entitled “Executive Compensation – Employment Agreements and Arrangements – 401(k) Plan”), medical, dental, vision, health and commuter subsidy, flexible time off, short-term disability, long-term disability, group life insurance, Section 125 flexible spending accounts and the employee stock purchase plan, in each case generally on the same basis as other employees. XenoPort does not currently offer pension or other retirement benefits.

XenoPort may provide executive officers with perquisites and benefits that XenoPort and the compensation committee believe are reasonable and consistent with, or less than, what XenoPort’s peer group offers its executive officers. The compensation committee periodically reviews the levels of perquisites and other benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

Compensation Actions for XenoPort’s Named Executive Officers for 2014 and 2015

XenoPort’s compensation actions for Dr. Barrett and the other named executive officers are summarized as follows:

Ronald W. Barrett, Ph.D. – Chief Executive Officer

The compensation committee used the approach described above in its recommendation to the board of directors regarding Dr. Barrett’s base salary and long-term incentive compensation for 2014. In addition, the compensation committee considered the status of Dr. Barrett as one of the company’s founders and the company’s most senior officer and Dr. Barrett’s technical expertise, reviewed reported cash and incentive compensation for chief executive officers of certain peer companies as described above and evaluated the role he plays in helping to achieve the company-wide performance objectives.

For 2014, Dr. Barrett’s base salary was maintained at $500,000, representing no increase from his prior year’s base salary and a 4.8% reduction from the base salary initially set by the board of directors in 2010 of $525,000. In March 2010, in light of the company’s reduction in force and restructuring, Dr. Barrett voluntarily reduced his 2010 base salary by 15%, effective April 1, 2010. In January 2014, Dr. Barrett voluntarily requested, and our board of directors agreed, to not increase his salary for 2014. Although Dr. Barrett’s 2014 base salary remains in the 25th percentile in our peer group, the compensation committee concluded, and the board of directors agreed, that total cash compensation including a greater pay at-risk component remained in conformance with the compensation objectives under the plan.

Dr. Barrett’s 2014 target bonus under the Corporate Bonus Plan remained at 90% of base salary, representing no increase from his prior year’s target bonus but keeping in line with total cash compensation objectives under the plan. Upon the compensation committee’s recommendation, the board of directors approved that Dr. Barrett earned a bonus of $540,000, representing a payout of 120% of target. The payout was earned upon Dr. Barrett’s achievement of his individual performance targets and the company’s achievement of corporate objectives and was weighted heavily on corporate performance against the corporate objectives and the company’s achievements during the year that, in the determination of the compensation committee and board of directors had been met at a level of 120%. The compensation committee next assessed Dr. Barrett’s accomplishments during 2014 with respect to his weighted performance objectives, determining that Dr. Barrett had performed at a level of 120% of his individual target. In particular, the compensation committee noted Dr. Barrett’s role in: leading the company through to a successful resolution of its proxy contest; successful direction in enhancing the HORIZANT business; leading strategy and development of XP23829, including advancing through the IND process and initiating the Phase 2 clinical trial; guiding corporate strategic opportunity assessments and communicating with the investor community; as well as the strength of his leadership and strategies for the company’s long-term future.

In February 2014, upon the compensation committee’s recommendation, the board of directors granted Dr. Barrett stock options to purchase 135,000 shares of common stock, restricted stock units covering 40,000 shares of common stock and performance-based stock options to purchase 115,000 shares of common stock under the 2005 Equity Incentive Plan. The stock options are subject to monthly vesting over a four-year period. The restricted stock units vest over a three-year period, with 50% cliff vesting on the second anniversary of the grant date and the remaining 50% cliff vesting on the third anniversary of the grant date. The performance-based stock options have specific corporate milestone vesting triggers as well as additional time-based vesting conditions. Vesting of 25% occurs upon compensation committee certification of the achievement of an XP23829 clinical development milestone, with an additional 25% vesting on the one-year anniversary of the certification date (if it occurs). Vesting of another 25% occurs upon compensation committee certification of the achievement of a HORIZANT commercial milestone, with the remaining 25% vesting on the one-year anniversary of that respective certification date (if it occurs), to which we refer together with the prior sentence as the 2014 performance-based vesting schedule. These corporate performance objectives were designed such that the relative difficulty of achieving each milestone independently has a 50% probability of achievement. If a performance milestone is not achieved by December 31, 2015, all unvested shares subject to the options terminate.

In January 2015, Dr. Barrett’s base salary for fiscal 2015 was set by the board of directors at $517,500, representing a 3.5% increase from his prior year’s base salary and falling 1.4% lower than the base salary initially set by the board of directors in 2010.

In January 2015, upon the compensation committee’s recommendation, the board of directors granted Dr. Barrett stock options to purchase 240,000 shares of common stock, restricted stock units covering 30,000 shares of common stock and performance-based stock options to purchase 80,000 shares of common stock under the 2014 Equity Incentive Plan to reflect the board of directors’ subjective assessment of Dr. Barrett’s individual performance for the 2014 performance period as well as Dr. Barrett’s on-going contributions to the company. The stock options are subject to monthly vesting over a four-year period. The restricted stock units vest over a four-year period, with 25% cliff vesting on each anniversary of the grant date. The performance-based stock options have specific corporate milestone vesting triggers as well as additional time-based vesting conditions. Vesting of 50% of the options occurs upon achievement of a specified stockholder return of specified duration and occurring prior to December 31, 2016. Vesting of another 50% of the options occurs upon achievement of a second, greater specified stockholder return of specified duration and occurring prior to December 31, 2018. If a performance milestone is not achieved by its target date, all unvested shares subject to the options for that particular performance milestone terminate.

William G. Harris – Senior Vice President of Finance and Chief Financial Officer

For 2014, Mr. Harris’ base salary was set at $380,271, representing a 3.0% increase from his 2013 base salary of $369,195 and resulted from the peer group benchmarking data process described above, as adjusted for a limited cost of living increase.

Mr. Harris’ 2014 target bonus under the company’s Corporate Bonus Plan was maintained at 40% of base salary. The compensation committee determined that Mr. Harris earned a bonus of $174,925, representing a payout of 115% of his target bonus. The payout was earned upon Mr. Harris’ achievement of his individual performance targets and the company’s achievement of corporate objectives, and was weighted equally on individual performance and corporate performance against the corporate objectives and the company’s achievements during the year that, in the determination of the compensation committee and board of directors had been met at a level of 120%. The compensation committee next assessed Mr. Harris’ accomplishments during 2014 with respect to his weighted performance objectives, determining that Mr. Harris had performed at a level of 110% of his individual target. In particular, the compensation committee noted Mr. Harris’ role in: guiding the company through the corporate financing in January 2014 to support the operating plan through 2015; the company’s successful maintenance of effective SOX 404 controls and procedures and obtaining unqualified audit opinions of the company’s independent registered public accounting firm with no material weaknesses or significant deficiencies noted in connection with the 2014 fiscal year integrated audit; the company coming in under its publicly-disclosed cash burn guidance for the 2014 fiscal year; and the company’s ongoing communication outreach with the company’s stockholders and the investor community.

In February 2014, Mr. Harris received stock options to purchase 50,000 shares of common stock, restricted stock units covering 17,000 shares of common stock and performance-based stock options to purchase 26,000 shares of common stock under the 2005 Equity Incentive Plan. The stock options, restricted stock units and performance-based stock options have the same vesting schedules as described above for Dr. Barrett’s 2014 stock awards.

For fiscal 2015, Mr. Harris’ base salary was set at $391,679, representing a 3.0% increase from his prior year’s base salary. In addition, Mr. Harris’ target bonus under the company’s Corporate Bonus Plan for the 2015 performance period was maintained at 40% of base salary, consistent with all of our senior vice presidents. In January 2015, Mr. Harris received stock options to purchase 85,000 shares of common stock, restricted stock units covering 10,000 shares of common stock and performance-based stock options to purchase 22,500 shares of common stock under the 2014 Equity Incentive Plan. The stock options, restricted stock units and performance-based stock options have the same vesting schedules as described above for Dr. Barrett’s 2015 stock awards.

Vincent J. Angotti – Executive Vice President, Chief Operating Officer

For 2014, Mr. Angotti’s base salary was set at $439,202, representing a 3.0% increase from his 2013 base salary of $426,409 and resulted from the peer group benchmarking data process described above, as adjusted for a limited cost of living increase.

Mr. Angotti’s 2014 target bonus under the company’s Corporate Bonus Plan was maintained at 60% of base salary. The compensation committee determined that Mr. Angotti earned a bonus of $311,614, representing a payout of 118% of his target bonus. The payout was earned upon Mr. Angotti’s achievement of his individual performance targets and the company’s achievement of corporate objectives, and was weighted more heavily on corporate performance against the corporate objectives and the company’s achievements during the year that, in the determination of the compensation committee and board of directors had been met at a level of 120%, than on individual performance. The compensation committee next assessed Mr. Angotti’s accomplishments during 2014 with respect to his weighted performance objectives, determining that Mr. Angotti had performed at a level of 115% of his individual target. In particular, the compensation committee noted Mr. Angotti’s role in: achieving HORIZANT gross sales revenue targets as approved by the board of directors; improving HORIZANT access for Medicare Part D patients; developing and implementing a HORIZANT communications platform to address product coverage and out-of-pocket costs; managing the wholesale and retail supply chain and pricing strategies for HORIZANT and ensuring compliant marketing of HORIZANT; internalizing the market access account team; developing and implementing an aggregate spend solution; and assisting in the assessment and development of HORIZANT strategic options.

In February 2014, Mr. Angotti received stock options to purchase 110,000 shares of common stock, restricted stock units covering 20,000 shares of common stock and performance-based stock options to purchase 50,000 shares of common stock under the 2005 Equity Incentive Plan. The stock options, restricted stock units and performance-based stock options have the same vesting schedules as described above for Dr. Barrett’s 2014 stock awards.

For fiscal 2015, Mr. Angotti’s base salary was set at $454,573, representing a 3.5% increase from his prior year’s base salary. In addition, Mr. Angotti’s 2015 target bonus under the company’s Corporate Bonus Plan was maintained at 60% of base salary. In January 2015 Mr. Angotti received stock options to purchase 130,000 shares of common stock, restricted stock units covering 20,000 shares of common stock and performance-based stock options to purchase 45,000 shares of common stock under the 2015 Equity Incentive Plan. The stock options, restricted stock units and performance-based stock options have the same vesting schedules as described above for Dr. Barrett’s 2015 stock awards.

Gregory T. Bates, D.V.M. – Senior Vice President of Regulatory Affairs and Quality

For 2014, Dr. Bates’ base salary was set at $346,080, representing a 3.0% increase from his 2013 year-end base salary of $336,000 and resulted from the peer group benchmarking data process described above, as adjusted for a limited cost of living increase.

Dr. Bates’ 2014 target bonus under the company’s Corporate Bonus Plan was maintained at 40% of base salary. The compensation committee determined that Dr. Bates earned a bonus of $154,006, representing a payout of 111% of his target bonus. The payout was earned upon Dr. Bates’ achievement of his individual performance targets and the company’s achievement of corporate objectives, and was weighted equally on individual performance and corporate performance against the corporate objectives and the company’s achievements during the year that, in the determination of the compensation committee and board of directors had been met at a level of 120%. The compensation committee next assessed Dr. Bates’ accomplishments during 2014 with respect to his weighted performance objectives, determining that Dr. Bates had performed at a level of 102.5% of his individual target. In particular, the compensation committee noted Dr. Bates’ role in: obtaining FDA agreement on chronic toxicology study requirements for XP23829 development in two FDA divisions; initiating the XP23829 Phase 2 psoriasis study and opening a majority of the clinical trial sites before the end of the third quarter of 2014; managing post market regulatory, pharmacovigilance and quality systems related to HORIZANT; submitting compliant safety reports; preparing a clinical study report for the low-dose adult efficacy study PMC; and addressing regulatory, safety and biometrics issues to advance the company’s PMC and PMR commitments.

In February 2014, Dr. Bates received stock options to purchase 47,000 shares of common stock, restricted stock units covering 14,000 shares of common stock and performance-based stock options to purchase 24,000 shares of common stock under the 2005 Equity Incentive Plan. The stock options, restricted stock units and performance-based stock options have the same vesting schedules as described above for Dr. Barrett’s 2014 stock awards.

For fiscal 2015, Dr. Bates’ base salary was set at $356,462, representing a 3.0% increase from his prior year’s base salary. In addition, Dr. Bates’ target bonus under the company’s Corporate Bonus Plan for the 2015 performance period was maintained at 40% of base salary, consistent with all of our senior vice presidents. In January 2015, Dr. Bates received stock options to purchase 60,000 shares of common stock, restricted stock units covering 7,500 shares of common stock and performance-based stock options to purchase 20,000 shares of common stock under the 2014 Equity Incentive Plan. The stock options, restricted stock units and performance-based stock options have the same vesting schedules as described above for Dr. Barrett’s 2015 stock awards.

Richard K. Kim – Senior Vice President of Clinical Development and Medical Affairs and Chief Medical Officer

For 2014, Dr. Kim’s base salary was set at $365,000, representing approximately a 5.8% increase from his 2013 base salary of $345,000 and reflecting Dr. Kim’s promotion in January 2014 and his importance to the company’s clinical development objectives.

Dr. Kim’s 2014 target bonus under the company’s Corporate Bonus Plan was 40% of base salary, consistent with all of our other senior vice presidents. The compensation committee determined that Dr. Kim earned a bonus of $169,725, representing a payout of 116% of his target bonus. The payout was earned upon Dr. Kim’s achievement of his individual performance targets and the company’s achievement of corporate objectives, and was weighted equally on individual performance and corporate performance against the corporate objectives and the company’s achievements during the year that, in the determination of the compensation committee and board of directors had been met at a level of 120%. The compensation committee next assessed Dr. Kim’s accomplishments during 2014 with respect to his weighted performance objectives, determining that Dr. Kim had performed at a level of 112.5% of his individual target. In particular, the compensation committee noted Dr. Kim’s role in: assuming clinical development responsibilities as the chief medical officer; managing transition of the clinical programs and providing increased support in corporate investor relations activities; obtaining FDA agreement on chronic toxicology study requirements for XP23829 development; enhancing XenoPort’s psoriasis development expertise resources; initiating the XP23829 Phase 2 psoriasis study and opening a majority of the clinical trial sites before the end of the third quarter of 2014; and providing medical affairs, regulatory, compliance and operational expertise and advice in support of corporate clinical development goals; maintaining scientific collaboration with key experts, providing staffing at medical congresses, conducting clinical exchange programs, supporting investigator initiated proposals and implementing the HORIZANT publication plan.

In February 2014, Dr. Kim received stock options to purchase 50,000 shares of common stock, restricted stock units covering 17,000 shares of common stock and performance-based stock options to purchase 26,000 shares of common stock under the 2005 Equity Incentive Plan. The stock options, restricted stock units and performance-based stock options have the same vesting schedules as described above for Dr. Barrett’s 2014 stock awards.

For fiscal 2015, Dr. Kim’s base salary was set at $401,500, representing approximately a 10.0% increase from his prior year’s base salary, resulting from the peer group benchmarking process described above and as adjusted for a limited cost of living increase. In addition, Dr. Kim’s target bonus under the company’s Corporate Bonus Plan for the 2015 performance period was maintained at 40% of base salary, consistent with all of our senior vice presidents. In January 2015, Dr. Kim received stock options to purchase 85,000 shares of common stock, restricted stock units covering 10,000 shares of common stock and performance-based stock options to purchase 22,500 shares of common stock under the 2014 Equity Incentive Plan. The stock options, restricted stock units and performance-based stock options have the same vesting schedules as described above for Dr. Barrett’s 2015 stock awards.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated or found not to have been met to the extent the compensation committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we plan to implement appropriate compensation recoupment programs in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Accounting and Tax Considerations

XenoPort accounts for stock-based awards exchanged for employee services in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC. In accordance with the topic, XenoPort is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require the company to record cash compensation as an expense over the period during which it is earned.

Section 162(m) of the Code limits XenoPort to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. Although the company had, prior to 2013, not paid any executive officer in a taxable year that is subject to the deduction limit in excess of $1.0 million, such compensation in 2013 and 2014 did, or in future years may, exceed such deduction limits. In that event, the company will evaluate with its tax advisors whether such compensation may be deemed “performance-based compensation” within the meaning of the Code. The company and the compensation committee intend to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the company and our stockholders.

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 2014, 2013 and 2012, compensation awarded or paid to, or earned by, our chief executive officer, chief financial officer and three other most highly compensated executive officers at December 31, 2014. The individuals listed in the table below are referred to in this proxy statement as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Ronald W. Barrett, Ph.D.	2014	500,000		—	255,200	1,055,300	540,000	5,974(4)	2,356,474
Chief Executive Officer	2013	500,000		—	440,000	724,713	—	5,874(5)	1,670,587
	2012	469,985		—	325,500	210,675	444,136	5,774(6)	1,456,070

William G. Harris	2014	380,271		—	108,460	320,811	174,925	5,974(4)	990,441
Senior Vice President of	2013	369,195		—	176,000	260,897	—	5,874(5)	811,966
Finance and Chief Financial Officer	2012	360,190		—	130,200	84,270	151,280	5,414(6)	731,354

Vincent J. Angotti	2014	439,202		—	127,600	675,392	311,614	5,470(4)	1,559,278
Executive Vice President,	2013	426,409		—	264,000	434,828	—	5,370(5)	1,130,607
Chief Operating Officer	2012	416,009		—	264,700	140,450	227,247	5,270(6)	1,053,676

Gregory T. Bates, D.V.M.	2014	346,080		—	89,320	299,705	154,006	6,574(4)	895,685
Senior Vice President of	2013	336,000		—	176,000	289,885	—	5,874(5)	807,759
Regulatory Affairs and Quality	2012	307,640		—	194,400	125,696	120,185	5,414(6)	753,335

Richard K. Kim, M.D. (7)	2014	364,244	(8)	—	108,460	320,811	169,725	5,775(4)	969,015
Senior Vice President of Clinical Development and Medical Affairs and Chief Medical Officer

(1)	The dollar amounts in this column represent the full grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock unit awards granted during the applicable fiscal year.
(2)	The dollar amounts in this column represent the full grant date fair value of stock option awards or restricted stock awards granted during the fiscal year. These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the SEC. The grant date fair values presented in the table for performance-based options granted in 2014 is based upon the probable outcome of the awards, which is also the maximum amount payable, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. There can be no assurance that the stock option awards will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC Topic 718 value shown in this column
(3)	Represents cash award amounts for achievement of certain corporate and individual goals pursuant to the Corporate Bonus Plan. There were no cash bonus awards earned by the named executive officers under the Corporate Bonus Plan for the 2013 performance period.
(4)	Consists of $5,200 of an employer match on contributions to the 401(k) Plan and the remainder in life insurance premiums paid by XenoPort. For Dr. Bates, this amount also consists of $600 in gym membership fees and for Dr. Kim, this amount also consists of $395 in airline club membership fees.

(5)	Consists of $5,100 of an employer match on contributions to the 401(k) Plan and the remainder in life insurance premiums paid by XenoPort.
(6)	Consists of $5,000 of an employer match on contributions to the 401(k) Plan and the remainder in life insurance premiums paid by XenoPort.
(7)	Dr. Kim joined XenoPort in July 2013 and became an executive officer in January 2014.
(8)	Effective January, 2014, Dr. Kim’s base salary was increased from $345,000 to $365,000.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2014.

2014 Grants of Plan-Based Awards Table

		Date of Board or Compensation Committee Action to Grant Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (2)		Estimated Future Payouts Under Equity Incentive Plan Awards ($) (3) Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date (1)		Target ($)	Maximum ($)
Ronald W. Barrett, Ph.D.	—	—	450,000	675,000	—	—	—	—	—
	2/24/14	2/24/14	—	—	—	—	135,000	6.38	569,862
	2/24/14	2/24/14	—	—	115,000	—	—	—	485,438
	2/24/14	2/24/14	—	—	—	40,000	—	—	255,200

William G. Harris	—	—	152,108	228,163	—	—	—	—	—
	2/24/14	2/24/14	—	—	—	—	50,000	6.38	211,060
	2/24/14	2/24/14	—	—	26,000	—	—	—	109,751
	2/24/14	2/24/14	—	—	—	17,000	—	—	108,460

Vincent J. Angotti	—	—	263,521	395,282	—	—	—	—	—
	2/24/14	2/24/14	—	—	—	—	110,000	6.38	464,332
	2/24/14	2/24/14	—	—	50,000	—	—	—	211,060
	2/24/14	2/24/14	—	—	—	20,000	—	—	127,600

Gregory T. Bates, D.V.M.	—	—	138,432	207,648	—	—	—	—	—
	2/24/14	2/24/14	—	—	—	—	47,000	6.38	198,396
	2/24/14	2/24/14	—	—	24,000	—	—	—	101,309
	2/24/14	2/24/14	—	—	—	14,000	—	—	89,320

Richard K. Kim, M.D.	—	—	146,000	219,000	—	—	—	—	—
	2/24/14	2/24/14	—	—	—	—	50,000	6.38	211,060
	2/24/14	2/24/14	—	—	26,000	—	—	—	109,751
	2/24/14	2/24/14	—	—	—	17,000	—	—	108,460

(1)	Grant date of the stock option or restricted stock unit award granted in 2014.
(2)

The dollar amounts in these columns represent the target and maximum amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2014 pursuant to the Corporate Bonus Plan. For the 2014 performance period, the Corporate Bonus Plan requires that the company achieve at least 70% of the company’s weighted corporate objectives in order for any bonus award payouts to occur. Target amounts represent 90% of 2014 base salary for Dr. Barrett; 60% of 2014 base salary for Mr. Angotti; and 40% of 2014 base salary for each of Mr. Harris, Dr. Bates and Dr. Kim. Maximum amounts represent 150% of 2014 target bonus award for each named executive officer. For a description of XenoPort’s annual cash bonus award program, see “Compensation Discussion and Analysis – Executive Compensation Program – Corporate Bonus Plan.”
(3)	Represents performance-based performance stock option awards granted pursuant to our 2005 Equity Incentive Plan, which have specific corporate milestone vesting triggers as well as additional time-based vesting conditions. Vesting of 25% occurs upon compensation committee certification of the achievement of an XP23829 clinical development milestone, and an additional 25% would vest on the one-year anniversary of the certification date (if it occurs). Vesting of another 25% occurs upon compensation committee certification of the achievement of a HORIZANT commercial milestone, and the remaining 25% would vest on the one-year anniversary of the certification date (if it occurs). If a performance milestone is not achieved by December 31, 2015, all unvested shares subject to the options terminate. See “Employment Agreements and Arrangements – Stock Awards.”
(4)	Restricted stock unit awards were granted under our 2005 Equity Incentive Plan and are described in the Outstanding Equity Awards at Fiscal Year-End Table below.
(5)	Stock options were granted under our 2005 Equity Incentive Plan and are described in the Outstanding Equity Awards at Fiscal Year-End Table below.
(6)	Represents the grant date fair value of such stock option award or restricted stock unit award as determined in accordance with FASB ASC Topic 718. The grant date fair values of the stock option awards were determined using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the SEC. The grant date fair values presented in the table for performance-based options is based upon the probable outcome of the awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. There can be no assurance that the stock option awards will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC Topic 718 value shown in this column.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Executive Employment Agreements

XenoPort does not have employment agreements currently in effect with any of its named executive officers. Like other employees, executives are eligible for annual salary increases, participation in the annual performance bonus plan and discretionary equity grants.

From time to time, we have provided an offer letter in connection with an executive officer’s commencement of employment, which describes such executive officer’s initial terms of employment. For example, in May 2008, we provided Vincent J. Angotti with an offer letter that included an initial base salary, initial equity awards, hiring and retention bonuses and relocation and housing assistance. However, Mr. Angotti’s employment is at will and is not governed by the terms of his offer letter.

Change of Control and Severance Rights Arrangements

Severance Rights Agreements

We entered into severance rights agreements with Dr. Barrett, Messrs. Angotti and Harris and Dr. Bates in 2012, and with Dr. Kim in 2014. Each severance rights agreement replaced and superseded any prior change of control agreements between each such named executive officer and the company. These agreements address changes in applicable laws, provide for more internally consistent severance benefits consistent with market standards as well as eliminated any existing rights the applicable executive had to receive a “golden parachute” tax gross-up.

Pursuant to his severance rights agreement, or the CEO Severance Rights Agreement, Dr. Barrett is eligible to receive:

•	in the event of a termination by the company without cause (and other than as a result of death of disability) or a resignation by Dr. Barrett for good reason (either such termination referred to as a

Qualifying CEO Termination), in either case with such termination occurring outside of the period beginning three months prior to, and ending 18 months after the closing of, a change of control (such 21-month period referred to as the Change of Control Period):

•	continued payment of his base salary for 18 months,

•	a prorated bonus that would have been earned for the year of termination, paid in a lump sum, and

•	reimbursement for up to 18 months of continued healthcare coverage; and

•	in the event of a Qualifying CEO Termination during the Change of Control Period:

•	continued payment of his base salary for 24 months,

•	200% of his target bonus for the year of termination, paid over 24 months,

•	a prorated target bonus for the year of termination, paid in a lump sum,

•	reimbursement for up to 24 months of continued healthcare coverage, and

•	full acceleration of the service-based vesting of his equity awards.

The CEO Severance Rights Agreement does not contain a 280G excise tax gross-up provision, and Dr. Barrett would be required to agree to a release of claims against the company to receive any severance benefits included in the CEO Severance Rights Agreement.

Under the severance rights agreements with Messrs. Harris and Angotti and Drs. Bates and Kim, each referred to as an Named Executive Officer Severance Rights Agreement, such named executive officers are each eligible to receive:

•

in the event of a termination by the company without cause (and other than as a result of death or disability) or a resignation by the named executive officer for good reason (either such termination referred to as a Qualifying Termination), in either case with such termination occurring outside of the Change of Control Period:

•	continued payment of the named executive officer’s annual base salary for 12 months,

•	a prorated bonus that would have been earned by the named executive officer for the year of termination, paid in a lump sum, and

•	reimbursement for up to 12 months of continued healthcare coverage; and

•	in the event of a Qualifying Termination during the Change of Control Period:

•	continued payment of the executive officer’s annual base salary for 18 months,

•	150% of the named executive officer’s target bonus for the year of termination, paid over 18 months,

•	a prorated target bonus for the year of termination, paid in a lump sum,

•	reimbursement for up to 18 months of continued healthcare coverage, and

•	full acceleration of the service-based vesting of the named executive officer’s equity awards.

The Named Executive Officer Severance Rights Agreements do not contain a 280G excise tax gross-up provision, and each named executive officer would be required to agree to a release of claims against the company to receive any severance benefits included in the Named Executive Officer Severance Rights Agreement.

For purposes of these severance rights agreements, a change of control includes our merger, consolidation or similar transaction after which our stockholders own 50% or less of the voting power of the surviving corporation, our dissolution or liquidation or a sale, lease, exclusive license or disposition of all or substantially all of our assets.

Equity Plan Arrangements

Our 1999 Stock Plan provides that in the event of specified change of control transactions, including a merger with or into another corporation or the sale of substantially all of our assets, all outstanding options under the plan may be either assumed or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume or substitute for such options, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of such change of control transaction. Although no new stock awards will be granted under the 1999 Stock Plan, any outstanding stock awards previously granted under such plans shall continue to be governed by such plans.

Our 2005 Equity Incentive Plan, our 2010 Inducement Award Plan and our 2014 Equity Incentive Plan provide that, in the event of certain significant corporate transactions, all outstanding stock awards under the respective plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity elects not to assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights with respect to such stock awards will lapse and (2) all other outstanding stock awards will terminate if not exercised (if applicable) prior to the effective date of the corporate transaction. As a result of the adoption of the 2014 Equity Incentive Plan, we no longer grant any stock awards under the 2005 Equity Incentive Plan or 2010 Inducement Award Plan, any outstanding stock awards previously granted under such plans shall continue to be governed by such plans.

In addition, our board of directors has adopted and approved forms of a stock option agreement and a restricted stock unit award agreement under our 2005 Equity Incentive Plan, our 2010 Inducement Award Plan and our 2014 Equity Incentive Plan that provide that all shares subject to each stock option award or stock unit award will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a specified change-in-control transaction, including a merger with or into another corporation or the sale of substantially all of our assets.

Under our 2014 Equity Incentive Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the 2014 Equity Incentive Plan) as may be provided in the participant’s stock award agreement or other written agreement with us or one of our affiliates or in any director compensation policy of the company, but in the absence of such provision, no such acceleration will occur.

Stock Awards

We currently grant stock awards to executive officers under our 2014 Equity Incentive Plan. The 2014 Equity Incentive Plan became effective in June 2014 upon its adoption by our stockholders, and provides XenoPort employees with an opportunity to participate in XenoPort’s long-term performance. The 2014 Equity Incentive Plan is the successor to our 2005 Equity Incentive Plan and 2010 Inducement Award Plan. Except with respect to stock awards granted to our chief executive officer, our board of directors has delegated its authority to administer the 2014 Equity Incentive Plan to our compensation committee, referred to as the plan administrator. Prior to the adoption of the 2014 Equity Incentive Plan, we also granted new employee inducement stock awards, both as independent grants and under our 2010 Inducement Award Plan, approved by the independent members of the board of directors or the independent compensation committee, outside of the 2005 Equity Incentive Plan to new executive officers and employees as an inducement material to their employment with the company in accordance with Nasdaq Marketplace Rule 5635(c)(4). The terms of any outstanding new employee inducement stock awards granted independently and under our 2010 Inducement Award Plan are consistent with those previously granted under the 2005 Equity Incentive Plan. The following is a description of permissible terms of stock awards under the 2005 Equity Incentive Plan, 2010 Inducement Award Plan, 2014 Equity Incentive Plan and new employee inducement stock awards granted outside of any plan:

•

Stock Option Exercise Price. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the plan and applicable law, provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of our common stock on the date of grant and the exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of our common stock on the date of grant. Options vest at the rate specified by the plan administrator.

•

Stock Option Term. Generally, the plan administrator determines the term of stock options granted, up to a maximum of ten years (except in the case of certain incentive stock options under the 2014 Equity Incentive Plan and 2005 Equity Incentive Plan, as described below). Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability, death or following a change of control, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of up to 12 months in the event of disability and up to 18 months in the event of death. If an optionee’s relationship with us, or any of our affiliates, ceases within 12 months following a specified change of control transaction, the optionee may exercise any vested options for a period of up to 12 months following the effective date of such a transaction. In no event, however, may an option be exercised beyond the expiration of its term.

•

Stock Option Consideration. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include: (1) cash or check; (2) a broker-assisted cashless exercise; (3) the tender of common stock previously owned by the optionee; (4) a net exercise of the option; (5) a deferred payment arrangement; and (6) other legal consideration approved by the plan administrator.

•

Restricted Stock Unit Awards. Acceptable consideration to be paid, if any, for each share of common stock subject to a restricted stock unit may be paid in any form of legal consideration as determined by the plan administrator. A stock unit award may be settled by the delivery of shares of common stock, or their cash equivalent or any other form of consideration as determined by the plan administrator. The plan administrator may impose vesting restrictions or conditions on the stock unit awards as it deems appropriate.

•

Stock Award Transfer. Unless the plan administrator provides otherwise, stock awards generally are not transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

•

Corporate Transactions. In the event of certain significant corporate transactions, all outstanding stock awards under the 2005 Equity Incentive Plan, 2010 Inducement Award Plan and 2014 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights with respect to such stock awards will lapse and (2) all other outstanding stock awards will terminate if not exercised (if applicable) prior to the effective date of the corporate transaction. Our board of directors may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (1) the value of the property that the optionee would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

•

Severance and Changes of Control. Our board of directors has adopted and approved forms of stock option and restricted stock unit agreements under the plans that provide that all shares subject to each stock award will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a change of control transaction.

•

Performance Stock Unit Award. In 2010, our board of directors granted a performance stock unit award to Dr. Barrett. The performance stock unit award was scheduled to vest on May 13, 2013, the third anniversary of the grant date. The target, or nominal, amount of shares of common stock that were subject to issuance under the performance stock unit award was 100,000. The actual number of shares of common stock subject to this performance stock unit was between 0% and 200% of the target amount, depending upon the company’s total stockholder return as compared to the total stockholder return of a group of pre-selected pharmaceutical companies over a performance period ending on the third anniversary of the grant date. Under the terms of the award, only 2,700 shares were earned and issued based on the company’s total stockholder return as compared to the total stockholder return of a group of pre-selected pharmaceutical companies.

•

2015 Performance-Based Stock Options. In 2015, upon the compensation committee’s recommendation, the board of directors granted the chief executive officer and the other executive officers performance-based stock options under the 2014 Equity Incentive Plan. The performance-based stock options have specific corporate milestone vesting triggers as well as additional time-based vesting conditions. Vesting of 50% of the options occurs upon achievement of a specified stockholder return of specified duration and occurring prior to December 31, 2016. Vesting of another 50% of the options occurs upon achievement of a second, greater specified stockholder return of specified duration and occurring prior to December 31, 2018. If a performance milestone is not achieved by its target date, all unvested shares subject to the options for that particular performance milestone terminate. Pursuant to the approved form of stock option agreement under the 2014 Equity Incentive Plan, all shares subject to each performance-based stock option will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a change of control transaction.

•

2014 Performance-Based Stock Options. In 2014, upon the compensation committee’s recommendation, the board of directors granted the chief executive officer and the other executive officers performance-based stock options under the 2005 Equity Incentive Plan. The performance-based stock options have specific corporate milestone vesting triggers as well as additional time-based vesting conditions. Vesting of 25% occurs upon compensation committee certification of the achievement of an XP23829 clinical development milestone, and an additional 25% would vest on the one-year anniversary of the certification date. Vesting of another 25% occurs upon compensation committee certification of the achievement of a HORIZANT commercial milestone, and the remaining 25% would vest on the one-year anniversary of the certification date. If a performance milestone is not achieved by December 31, 2015, all unvested shares subject to the options terminate. Pursuant to the approved form of stock option agreement under the 2005 Equity Incentive Plan, all shares subject to each performance-based stock option will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a change of control transaction.

In June 2014, our stockholders approved the 2014 Equity Incentive Plan, which is the successor to our 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2010 Inducement Award Plan,

collectively referred to as the Prior Plans. Although no new stock awards will be granted under the Prior Plans, any outstanding stock awards previously granted under such plans shall continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards.

Prior to June 2005, we granted options under our 1999 Stock Plan. The 1999 Stock Plan was terminated in connection with our initial public offering so that no further awards may be granted under the plan. Although the 1999 Stock Plan has terminated, all outstanding options will continue to be governed by their existing terms.

Corporate Bonus Plan – Annual Cash Bonus Awards

XenoPort maintains an annual cash bonus award program to reward executive officers and other employees for attaining company-wide and individual performance objectives. For more information regarding our annual cash bonus award program, see “Compensation Discussion and Analysis – Executive Compensation Program – Corporate Bonus Plan.”

401(k) Plan

Our employees, including executive officers, are eligible to participate in our 401(k) Plan. Our 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401 of the Code. Our 401(k) Plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which for most employees was $17,500 in 2014. Employee contributions are held and invested by the plan’s trustee. Our 401(k) Plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. Pursuant to our 401(k) Plan employer match program, the company matches 50% on the first 4% of an employee’s base pay contributions to the 401(k) Plan, subject to certain IRS limitations for highly compensated individuals and vesting requirements for new hires.

Additional Benefits

Executive officers are eligible to participate in all of XenoPort’s employee benefit plans, such as medical, dental, vision, health and commute subsidy, flexible time off, short-term disability, long-term disability, group life insurance, Section 125 flexible spending accounts, spot bonus award program and the employee stock purchase plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity awards granted to the named executive officers that were outstanding as of December 31, 2014.

Outstanding Equity Awards At December 31, 2014 Table

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested	Award Grant Date
Ronald W. Barrett, Ph.D.	(1)	66,666	—	—	$6.00	01/04/2015	—	—	—	—	01/04/2005
	(2)	75,000	—	—	$15.00	01/31/2016	—	—	—	—	01/31/2006
	(2)	75,000	—	—	$23.96	01/30/2017	—	—	—	—	01/30/2007
	(2)	70,000	—	—	$59.17	01/30/2018	—	—	—	—	01/30/2008
	(2)	110,000	—	—	$25.80	01/28/2019	—	—	—	—	01/28/2009
	(2)	40,000	—	—	$20.05	01/13/2020	—	—	—	—	01/13/2010
	(2)	146,875	3,125	—	$9.16	01/13/2021	—	—	—	—	01/13/2011
	(3)	—	—	—	—	—	16,250	$142,513	—	—	01/13/2011
	(2)	54,687	20,313	—	$4.34	01/13/2022	—	—	—	—	01/13/2012
	(4)	—	—	—	—	—	37,500	$328,875	—	—	01/13/2012
	(2)	59,895	65,105	—	$8.80	01/14/2023	—	—	—	—	01/14/2013
	(3)	—	—	—	—	—	37,500	$328,875	—	—	01/14/2013
	(2)	28,125	106,875	—	$6.38	02/24/2024	—	—	—	—	02/24/2014
	(7)	—	—	115,000	$6.38	02/24/2024					02/24/2014
	(8)	—	—	—	—	—	40,000	$350,800	—	—	02/24/2014
William G. Harris	(1)	16,666	—	—	$6.00	01/04/2015	—	—	—	—	01/04/2005
	(2)	37,500	—	—	$15.00	01/31/2016	—	—	—	—	01/31/2006
	(2)	30,000	—	—	$23.96	01/30/2017	—	—	—	—	01/30/2007
	(2)	16,000	—	—	$59.17	01/30/2018	—	—	—	—	01/30/2008
	(2)	28,000	—	—	$25.80	01/28/2019	—	—	—	—	01/28/2009
	(2)	40,000	—	—	$20.05	01/13/2020	—	—	—	—	01/13/2010
	(2)	48,958	1,042	—	$9.16	01/13/2021	—	—	—	—	01/13/2011
	(3)	—	—	—	—	—	6,250	$54,813	—	—	01/13/2011
	(2)	21,875	8,125	—	$4.34	01/13/2022	—	—	—	—	01/13/2012
	(4)	—	—	—	—	—	15,000	$131,550	—	—	01/13/2012
	(2)	21,562	23,438	—	$8.80	01/14/2023	—	—	—	—	01/14/2013
	(3)	—	—	—	—	—	15,000	$131,550	—	—	01/14/2013
	(2)	10,416	39,584	—	$6.38	02/24/2024	—	—	—	—	02/24/2014
	(7)	—	—	26,000	$6.38	02/24/2024	—	—	—	—	02/24/2014
	(8)	—	—	—	—	—	17,000	$149,090	—	—	02/24/2014

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested	Award Grant Date
Vincent J. Angotti	(5)	9,388	—	—	$42.59	05/01/2018	—	—	—	—	05/01/2008
	(6)	140,612	—	—	$42.59	05/01/2018	—	—	—	—	05/01/2008
	(2)	28,000	—	—	$25.80	01/28/2019	—	—	—	—	01/28/2009
	(2)	45,000	—	—	$20.05	01/13/2020	—	—	—	—	01/13/2010
	(2)	48,958	1,042	—	$9.16	01/13/2021	—	—	—	—	01/13/2011
	(3)	—	—	—	—	—	6,250	$54,813	—	—	01/13/2011
	(2)	36,458	13,542	—	$4.34	01/13/2022	—	—	—	—	01/13/2012
	(4)	—	—	—	—	—	15,000	$131,550	—	—	01/13/2012
	(3)	—	—	—	—	—	12,500	$109,625	—	—	06/01/2012
	(2)	35,937	39,063	—	$8.80	01/14/2023	—	—	—	—	01/14/2013
	(3)	—	—	—	—	—	22,500	$197,325	—	—	01/14/2013
	(2)	22,916	87,084	—	$6.38	02/24/2024	—	—	—	—	02/24/2014
	(7)	—	—	50,000	$6.38	02/24/2024	—	—	—	—	02/24/2014
	(8)	—	—	—	—	—	20,000	$175,400	—	—	02/24/2014
Gregory T. Bates, D.V.M.	(5)	13,126	—	—	$24.32	05/15/2016	—	—	—	—	05/15/2006
	(2)	1,813	—	—	$23.96	01/30/2017	—	—	—	—	01/30/2007
	(2)	5,000	—	—	$59.17	01/30/2018	—	—	—	—	01/30/2008
	(2)	8,750	—	—	$25.80	01/28/2019	—	—	—	—	01/28/2009
	(2)	12,500	—	—	$20.05	01/13/2020	—	—	—	—	01/13/2010
	(2)	9,792	208	—	$9.16	01/13/2021	—	—	—	—	01/13/2011
	(3)	—	—	—	—	—	1,875	$16,444	—	—	01/13/2011
	(2)	417	5,417	—	$4.34	01/13/2022	—	—	—	—	01/13/2012
	(4)	—	—	—	—	—	10,000	$87,700	—	—	01/13/2012
	(5)	12,500	7,500	—	$5.38	06/01/2022	—	—	—	—	06/01/2012
	(3)	—	—	—	—	—	10,000	$87,700	—	—	06/01/2012
	(2)	23,958	26,042	—	$8.80	01/14/2023	—	—	—	—	01/14/2013
	(3)	—	—	—	—	—	15,000	$131,550	—	—	01/14/2013
	(2)	9,791	37,209	—	$6.38	02/24/2024	—	—	—	—	02/24/2014
	(7)	—	—	24,000	$6.38	02/24/2024	—	—	—	—	02/24/2014
	(8)	—	—	—	—	—	14,000	$122,780	—	—	02/24/2014
Richard K. Kim, M.D.	(2)	31,875	58,125	—	$5.42	08/01/2023	—	—	—	—	08/01/2013
	(4)	—	—	—	—	—	15,000	$131,550	—	—	08/01/2013
	(2)	10,416	39,584	—	$6.38	02/24/2024	—	—	—	—	02/24/2014
	(7)	—	—	26,000	$6.38	02/24/2024	—	—	—	—	02/24/2014
	(8)	—	—	—	—	—	17,000	$149,090	—	—	02/24/2014

(1)	The stock option was granted pursuant to our 1999 Stock Plan and was exercisable in full from the time of grant, subject to a right of repurchase by the company that lapsed over the vesting schedule. The option vested monthly over a four-year period from the date of grant.
(2)	The stock option was granted pursuant to our 2005 Equity Incentive Plan and vested or vests, as the case may be, monthly over a four-year period from the date of grant.
(3)	The restricted stock unit award was granted pursuant to our 2005 Equity Incentive Plan and vests annually over a four-year period, with 25% of the restricted stock unit vesting on each anniversary of the grant date. The number of shares underlying the stock awards does not reflect the shares that vested and were released prior to December 31, 2014. The market value of the stock award is based on the closing stock price of $8.77 per share for our common stock as reported on the NASDAQ Global Select Market as of December 31, 2014, the last trading day of the year.
(4)	The restricted stock unit award was granted pursuant to our 2005 Equity Incentive Plan and vests annually over a three-year period, with 25% of the restricted stock unit award vesting on each of the first two anniversaries of the grant date and 50% of the restricted stock unit award vesting on the third anniversary of the grant date. The market value of the stock award is based on the closing stock price of $8.77 per share for our common stock as reported on the NASDAQ Global Select Market as of December 31, 2014, the last trading day of the year.

(5)	The stock option was granted pursuant to our 2005 Equity Incentive Plan and vests over four years, with 25% vesting on the first anniversary of the grant date and 1/48th of the shares vesting monthly thereafter.
(6)	The stock option was granted as a new employee inducement stock option outside of the 2005 Equity Incentive Plan and vests over four years, with 25% vesting on the first anniversary of the grant date and 1/48th of the shares vesting monthly thereafter.
(7)	The performance stock option was granted pursuant to our 2005 Equity Incentive Plan and have specific corporate milestone vesting triggers as well as additional time-based vesting conditions. Vesting of 25% occurs upon compensation committee certification of the achievement of an XP23829 clinical development milestone, and an additional 25% would vest on the one-year anniversary of the certification date (if it occurs). Vesting of another 25% occurs upon compensation committee certification of the achievement of a HORIZANT commercial milestone, and the remaining 25% would vest on the one-year anniversary of the certification date (if it occurs). If a performance milestone is not achieved by December 31, 2015, all unvested shares subject to the options terminate. See “Employment Agreements and Arrangements – Stock Awards.”
(8)	The restricted stock unit award was granted pursuant to our 2005 Equity Incentive Plan and vests annually over a three-year period, with 50% of the restricted stock unit award vesting on the second anniversary of the grant date and 50% of the restricted stock unit award vesting on the third anniversary of the grant date. The market value of the stock award is based on the closing stock price of $8.77 per share for our common stock as reported on the NASDAQ Global Select Market as of December 31, 2014, the last trading day of the year 2014.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table sets forth certain information regarding option exercises and the vesting of restricted stock units held by our named executive officers during the fiscal year ended December 31, 2014. The value realized was determined without considering any taxes that may have been owed.

2014 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Ronald W. Barrett, Ph.D.	66,666	$221,331	57,500	$389,075
William G. Harris	16,666	$40,498	20,000	$135,350
Vincent J. Angotti	—	—	28,750	$177,388
Gregory T. Bates, D.V.M.	14,166	$56,806	19,500	$118,220
Richard K. Kim, M.D.	—	—	5,000	$21,150

(1)	The value realized on exercise is the difference between the exercise price of each option exercised and the closing price of our common stock on the date of exercise multiplied by the number of shares underlying each option exercised, and does not represent actual amounts received by the named executive officer as a result of the option exercises.
(2)	These amounts represent the aggregate number of shares subject to outstanding restricted stock unit awards that vested in 2014.
(3)	The value realized on vesting is calculated by multiplying the number of shares underlying the restricted stock units vesting on the applicable vesting date by the closing price of our common stock on that date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Change of Control and Severance Rights Arrangements

See “Employment Agreements and Arrangements – Change of Control and Severance Rights Arrangements – Severance Rights Agreements” above for a description of the severance and change of control agreements with each of the named executive officers.

Equity Compensation Plans and Arrangements

See “Employment Agreements and Arrangements – Change of Control and Severance Rights Arrangements – Equity Plan Arrangements” and “Employment Agreements and Arrangements – Stock Awards” above for a description of potential vesting acceleration of equity awards as a result of a change of control transaction or upon a named executive officer’s actual or constructive termination in connection with a change of control transaction.

Potential Payments upon Termination or Change in Control Table

The table below describes and quantifies the amount of potential compensation and benefits payable to each of the named executive officers upon a qualifying termination without cause or resignation for good reason that occurs outside of the period commencing three months prior to, and ending 18 months following, a change of control, or the Change of Control Period, and a qualifying termination that occurs within the Change of Control Period, assuming the applicable event occurred on December 31, 2014, the last business day of XenoPort’s last fiscal year. The table below also describes and quantifies the vesting acceleration benefit resulting from a change of control transaction where the surviving or acquiring entity elects not to assume, continue or substitute for stock awards, assuming the change of control transaction occurred on December 31, 2014.

Named Executive Officer/Termination Event	Base Salary Continuation		Target Bonus (1)	Prorated Bonus		Continuation of Medical Benefits	Acceleration of Vesting of Stock Awards (2)	Total Termination Benefits
Ronald W. Barrett, Ph.D.
• Change of Control, or COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$1,000,000	(3)	$900,000	$450,000	(4)	$65,920	$1,771,330	$4,187,250
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$1,771,330	$1,771,330
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$750,000	(5)	—	$450,000	(6)	$49,440	—	$1,249,440

William G. Harris
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$570,406	(3)	$228,162	$152,108	(4)	$51,989	$659,742	$1,662,407
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$659,742	$659,472
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$380,271	(5)	—	$152,108	(6)	$34,659	—	$567,038

Named Executive Officer/Termination Event	Base Salary Continuation		Target Bonus (1)	Prorated Bonus		Continuation of Medical Benefits	Acceleration of Vesting of Stock Awards (2)	Total Termination Benefits

Vincent J. Angotti
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$658,803(3)		$395,281	$263,521(4)		$49,440	$1,056,334	$2,423,379
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$1,056,334	$1,056,334
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$439,202	(5)	—	$263,521	(6)	$32,960	—	$735,683

Gregory T. Bates, D.V.M.
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$519,120	(3)	$207,648	$138,432	(4)	$49,440	$641,886	$1,556,526
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$641,886	$641,886
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$346,080	(5)	—	$138,432	(6)	$32,960	—	$517,472

Richard K. Kim, M.D.
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$547,500	(3)	$219,000	$146,000	(4)	$47,465	$632,105	$1,592,070
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$632,105	$632,105
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$365,000	(5)	—	$146,000	(6)	$31,643	—	$542,643

(1)	Represents 200% of Dr. Barrett’s target bonus for the year of termination, paid over 24 months, and 150% of each other named executive officer’s target bonus for the year of termination, paid over 18 months, assuming a change of control event on December 31, 2014.

(2)	The value of restricted stock unit vesting acceleration and stock option vesting acceleration is based on the closing stock price of $8.77 per share for our common stock as reported on the NASDAQ Global Select Market on December 31, 2014, the last trading day of the year, and with respect to in-the-money unvested stock option shares, minus the exercise price of the unvested option shares.
(3)	Represents two years of salary for Dr. Barrett and 18 months of salary for each of the other named executive officers and would have been paid out in accordance with the company’s standard payroll practices over such period.
(4)	Represents such named executive officer’s prorated target bonus for the year of termination, paid in a lump sum, assuming a change of control event on December 31, 2014.
(5)	Represents 18 months of salary for Dr. Barrett and 12 months of salary for each of the other named executive officers and would have been paid out in accordance with the company’s standard payroll practices over such period.
(6)	Represents such named executive officer’s prorated bonus that would have been earned by such named executive officer for the year of termination, paid in a lump sum, assuming a qualifying termination on December 31, 2014.

Risk Analysis of Our Compensation Program

Our compensation committee has reviewed our compensation policies, practices and programs as generally applicable to our employees and determined that our policies, practices and programs do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our company. The design of our compensation policies and programs encourage our employees to remain focused on both our short- and long-term goals. For example, through our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components, as well as through our use of performance-based equity awards and multi-year vesting for equity awards and performance criteria under our bonus plans that emphasize the achievement of our overall corporate objectives, we believe that our employee compensation programs promote a long-term stockholder perspective, encourage decisions that will result in sustainable performance over the longer term, and mitigate the risks associated with an undue short-term focus on results.

DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation and equity awards, including stock options to purchase shares of our common stock and restricted stock units, for their services as members of our board of directors in accordance with the levels approved by our board of directors upon recommendation by our compensation committee. Directors who are also employees do not receive any fees or equity compensation for service on the board of directors. Dr. Barrett is our only employee director. Our compensation committee periodically reviews the compensation paid to non-employee directors for their service on our board of directors and committees to ensure such compensation properly reflects the responsibilities and risks in being a director, chairperson and/or committee member and recommends any changes considered appropriate to the full board of directors for approval.

In 2014, the compensation committee retained Radford, an Aon Hewitt Company (Radford), to conduct an independent review of our non-employee director compensation program, including a competitive analysis of industry practices and the director compensation programs among our peer group of companies. Based on the analysis conducted by Radford, in March 2014 the compensation committee recommended, and the board of directors approved, a restatement of the company’s current director compensation program to provide for automatic equity grants to non-employee directors under the 2014 Equity Incentive Plan, which became effective upon approval by stockholders of the 2014 Equity Incentive Plan at the 2014 annual meeting on June 11, 2014.

CASH COMPENSATION

Pursuant to our compensation program for non-employee directors effective as of June 11, 2014, each member of our board of directors who was not our employee received the following cash compensation for board services, as applicable:

•	$50,000 per year for service as a board of directors member (annual retainer paid quarterly);

•	$15,000 per year for service as lead independent director of the board of directors (annual retainer paid quarterly);

•

$25,000 per year for service as chairperson of the audit committee, $15,000 per year for service as chairperson of the compensation committee and $10,000 per year for service as chairperson of the nominating and corporate governance committee (each annual retainer paid quarterly); and

•

$12,500 per year for service on the audit committee, $7,500 per year for service on the compensation committee and $5,000 per year for service on the nominating and corporate governance committee (annual retainer paid quarterly).

No changes to cash compensation for non-employee directors was made due to the 2014 restatement of the company’s previous director compensation program effective as of July 1, 2013.

In addition, all of our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending board of directors and committee meetings and for the reasonable expenses incurred by directors to attend programs designed to provide continuing education regarding the appropriate role of directors in a public company.

EQUITY COMPENSATION

Our Director Compensation Program, which became effective in June 2014 upon stockholder approval of the 2014 Equity Incentive Plan, provides that:

•

Each person who is elected or appointed for the first time to be a non-employee director automatically will be granted, upon the date of his or her initial election or appointment to be a non-employee director, a nonstatutory stock option to purchase 30,000 shares of the company’s common stock.

•

On the date of each annual meeting of the company’s stockholders, each person who is then a non-employee director and will be continuing as a non-employee director following the date of such annual meeting automatically will be granted (i) a nonstatutory stock option to purchase 15,000 shares of the company’s common stock and (ii) an RSU award covering 5,000 shares of the company’s common stock. Notwithstanding the foregoing, each person who is elected or appointed for the first time to be a non-employee director at an annual meeting of the company’s stockholders will not be granted an annual option grant or an annual RSU grant with respect to such annual meeting.

•

Options granted to non-employee directors are not intended to qualify as incentive stock options under the Code, and the exercise price is equal to 100% of the fair market value of our common stock subject to the option on the grant date. The initial options will vest and become exercisable in a series of 24 successive equal monthly installments over the two-year period measured from the date of grant, subject to the non-employee director’s continuous service through such dates. The annual options will vest and become exercisable in a series of 12 successive equal monthly installments over the one-year period measured from the date of grant, subject to the non-employee director’s continuous service through such dates.

•

Each annual RSU grant will vest in full on the earlier of (1) the one-year anniversary of the date of grant or (2) the date of the next annual meeting of the company’s stockholders following the date of grant, subject to the non-employee director’s continuous service through such date.

•

Vesting of non-employee director options and RSUs (1) may accelerate in full upon a corporate transaction pursuant to the terms of the 2014 Equity Incentive Plan and (2) will accelerate in full immediately prior to the effectiveness of a non-employee director’s resignation or removal (and contingent upon the effectiveness of a change in control) in the event that the non-employee director is required to resign his or her position as a non-employee director as a condition of the change in control or the non-employee director is removed from his or her position as a non-employee director in connection with the change in control.

Prior to June 2014, equity compensation for our non-employee directors was granted under our 2005 Non-Employee Directors’ Stock Option Plan. Although no new grants will be issued under our 2005 Non-Employee Directors’ Stock Option Plan, all outstanding stock awards granted under the 2005 Non-Employee Directors’ Stock Option Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2005 Non-Employee Directors’ Stock Option Plan.

The following table sets forth certain information with respect to the compensation of all non-employee directors of the company for the fiscal year ended December 31, 2014.

Director Compensation for Fiscal 2014 Table

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (3)(4)	Total
Paul L. Berns	$65,000	$22,000	$45,318	$132,318
Dennis M. Fenton, Ph.D.	$57,500	$22,000	$45,318	$124,818
John G. Freund, M.D.	$87,500	$22,000	$45,318	$154,818
Catherine J. Friedman	$67,500	$22,000	$45,318	$134,818
Jeryl L. Hilleman	$75,000	$22,000	$45,318	$142,318
Ernest Mario, Ph.D.	$55,000	$22,000	$45,318	$122,318
William J. Rieflin	$50,000	$22,000	$45,318	$117,318
Wendell Wierenga, Ph.D.	$57,500	$22,000	$45,318	$124,818

(1)	Ronald W. Barrett, Ph.D., our chief executive officer, is not included in this table as he is an employee of the company and receives no compensation for service as a director. The compensation received by Dr. Barrett is shown in the Summary Compensation Table.
(2)	The dollar amounts in this column represent the full grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock unit awards granted during the fiscal year. Each director listed in the table above had 5,000 shares subject to outstanding restricted stock units as of December 31, 2014.
(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2014 was as follows: 117,500 shares for Mr. Berns; 90,000 shares for Dr. Fenton; 115,000 shares for Dr. Freund; 110,000 shares for Ms. Friedman; 131,666 shares for Ms. Hilleman; 41,250 shares for Dr. Mario; 200,365 shares for Mr. Rieflin; and 115,000 shares for Dr. Wierenga.
(4)	The dollar amounts in this column represent the full grant date fair value of stock option awards granted during the year ended December 31, 2014. These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the SEC.

TRANSACTIONS WITH RELATED PERSONS

POLICY AND PROCEDURES FOR REVIEW OF RELATED-PARTY TRANSACTIONS

Pursuant to the requirements set forth in the applicable Nasdaq listing standards and as set forth in the written charter of the audit committee of our board of directors, the audit committee is charged with reviewing and providing oversight of all related-party transactions for potential conflict-of-interest situations and is also responsible for approving such related-party transactions. Pursuant to our Code of Business Conduct and Ethics, all of our officers, directors and employees are required to report to a compliance officer under the Code of Business Conduct and Ethics any such related-party transaction. In approving or rejecting a proposed related-party transaction, the audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the risks, costs and benefits to XenoPort, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. The audit committee will approve only those related-party transactions that, in light of the known circumstances, are in, or are not inconsistent with, the best interests of XenoPort, as the audit committee determines in the good faith exercise of its discretion.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Participation in Private Placement

On February 3, 2015, we completed a private placement of $115.0 million aggregate principal amount of 2.50% Convertible Senior Notes due 2022, or the 2022 Notes. The estimated net proceeds from the offering of the 2022 Notes were approximately $111.4 million, after deducting the initial purchaser’s discount and estimated offering expenses payable by us. Each holder of 2022 Notes has the right, at such holder’s option, to convert all or any portion of such 2022 Note at any time prior to its maturity date. The 2022 Notes are convertible at an initial conversion rate of 93.2945 shares of our common stock per $1,000 principal amount of the 2022 Notes, which is equal to an initial conversion price of approximately $10.72 per share of common stock. None of our directors or executive officers participated in the offering, nor did any of such persons have a direct or indirect material interest in the offering. Purchasers of the 2022 Notes included the following holder of more than 5% of our outstanding common stock. The following table sets forth the principal amount of 2022 Notes purchased by such holder:

Name	Principal Amount
Baker Bros. Advisors LP and affiliates (1)	$100,000,000

The issuance and sale of the 2022 Notes was approved by our board of directors and the private placement process involved participation by an investment bank acting as an initial purchaser. Pricing terms for the 2022 Notes were approved by a pricing committee of our board of directors prior to the execution of the transaction. Consistent with our audit committee charter, our audit committee subsequently reviewed and ratified the offering.

(1)	Additional detail regarding this stockholder and its beneficial ownership of our common stock is provided in the Section titled “Security Ownership of Certain Beneficial Owners and Management”.

Participation in Public Offering

In the first quarter of 2014, we completed an underwritten public offering of 13.8 million shares of our common stock at a price to the public of $6.00 per share. Net cash proceeds from the public offering were $77.4 million, after deducting the underwriting discounts and commissions and offering expenses payable by us. Based on information provided to us, the number of shares purchased from the underwriters in the offering by each of the persons known to us to beneficially own more than 5% of our outstanding common stock, and the total purchase price for such shares (based on the price to the public of $6.00 per share), is set forth in the table below. None of our directors or executive officers participated in the offering, nor did any of such persons have a direct or indirect material interest in the offering.

Name	Shares Purchased (#)	Purchase Price ($)
Wellington Management Company, LLP	1,711,000	$10,266,000

Orbimed Advisors LLC and affiliates	900,000	$5,400,000

Deerfield Mgmt, L.P. and affiliates	2,000,000	$12,000,000

Capital World Investors	900,000	$5,400,000

Since this offering was public, with the price to the public in the offering determined by a book building process with the underwriters, the offering was not specifically reviewed in advance as a related-party transaction. However, the offering was approved by our board of directors and a pricing committee of our board of directors. Consistent with our audit committee charter, the audit committee subsequently reviewed the offering.

Indemnification Agreements

Our bylaws provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law and may indemnify our other officers, employees and other agents as set forth in Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director or executive officer in connection with certain legal proceedings. Our bylaws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity. We have entered and expect to continue to enter into agreements to indemnify our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are XenoPort stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and Annual Report, please notify your broker or XenoPort. Direct your written request to XenoPort, Inc., Attention: Investor Relations, at 3410 Central Expressway, Santa Clara, California 95051 or contact XenoPort Investor Relations at (408) 616-7200. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the 2015 annual meeting. If any other matters are properly brought before the 2015 annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Thomas P. McCracken

Secretary

April 10, 2015

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: XenoPort, Inc., Secretary, 3410 Central Expressway, Santa Clara, California 95051.

Appendix A

Certificate of Amendment of Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

XENOPORT, INC.

XENOPORT, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is XenoPort, Inc. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on May 19, 1999 under the name of “Aardvark, Inc.”

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Section B.1. of ARTICLE V of the Corporation’s Amended and Restated Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“1. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation.”

THIRD: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, XENOPORT, INC. has caused this Certificate of Amendment to be signed by its [Title] this     day of May, 2015.

XENOPORT, INC.

By:
[Name]
[Title]

A-1

Appendix B

Certificate of Amendment of Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

XENOPORT, INC.

XENOPORT, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is XenoPort, Inc. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on May 19, 1999 under the name of “Aardvark, Inc.”

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Section A of ARTICLE IV of the Corporation’s Amended and Restated Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is two hundred five million (205,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

THIRD: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, XENOPORT, INC. has caused this Certificate of Amendment to be signed by its [Title] this     day of May, 2015.

XENOPORT, INC.

By:
[Name]
[Title]

B-1

Appendix C

2015 Employee Stock Purchase Plan

XENOPORT, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: JANUARY 27, 2015

APPROVED BY THE STOCKHOLDERS: [            , 2015]

1. GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.

(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Adoption Date” means January 27, 2015, which is the date the Plan was adopted by the Board.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(d) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(e) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).

(f) “Common Stock” means the common stock of the Company.

(g) “Company” means XenoPort, Inc., a Delaware corporation.

(h) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(i) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(j) “Director” means a member of the Board.

(k) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2015, provided that this Plan is approved by the Company’s stockholders at such meeting.

(l) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(m) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(n) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(p) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws and in a manner that complies with Section 409A of the Code.

(q) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(r) “Offering Date” means a date selected by the Board for an Offering to commence.

(s) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(t) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(u) “Plan” means this XenoPort, Inc. 2015 Employee Stock Purchase Plan.

(v) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(w) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(x) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(y) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%). For purposes of the foregoing clause (i), the Company will be deemed to “Own” or have “Owned” such securities if the Company, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(bb) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed (including, but not limited to, the NYSE, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto) is open for trading.

3. ADMINISTRATION.

(a) The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 3(c).

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time which Related Corporations will be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights.

(v) To amend the Plan at any time as provided in Section 13.

(vi) To suspend or terminate the Plan at any time as provided in Section 13.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references to the Board in this Plan and in any applicable Offering Document will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

4. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to Section 12(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued under the Plan will not exceed four million (4,000,000) shares.

(b) If any Purchase Right terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

5. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate and will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 6 through 9, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

6. ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 3(b), to Employees of a Related Corporation. Except as provided in Section 6(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two (2) years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than twenty (20) hours per week and more than five (5) months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 6(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

7. PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding fifteen percent (15%) of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one (1) or more Purchase Dates during an Offering on which Purchase Rights granted pursuant to that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant pursuant to such Offering, (ii) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date pursuant to such Offering, (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering, and/or (iv) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date pursuant to such Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under such Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

8. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. To the extent provided in the Offering, a Participant may begin such Contributions on or after the Offering Date. To the extent provided in the Offering, a Participant may thereafter decrease (including to zero) or increase his or her Contributions. To the extent specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash or check prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute to such Participant all of his or her accumulated but unused Contributions without interest. A Participant’s withdrawal from an Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual all of his or her accumulated but unused Contributions without interest.

(d) Purchase Rights will not be transferable by a Participant except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 11. During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant.

(e) Unless otherwise specified in an Offering, the Company will have no obligation to pay interest on Contributions.

9. EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering.

(b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest. If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest.

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If, on a Purchase Date, the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date will not be delayed more than twelve (12) months and the Purchase Date will in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.

10. COVENANTS OF THE COMPANY.

The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

11. DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a); (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights; and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, (i) any surviving or acquiring corporation (or its parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue outstanding Purchase Rights or does not substitute similar rights for outstanding Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock within ten (10) business days prior to the Corporate Transaction under such Purchase Rights, and such Purchase Rights will terminate immediately after such purchase.

13. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 12(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by applicable law or listing requirements.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including, without limitation, any such regulations or other guidance that may be issued or amended after the Adoption Date, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code.

Notwithstanding the foregoing, if the Company’s accountants advise the Company that the accounting treatment of purchases under the Plan will change or has changed in a manner that the Company determines is detrimental to its best interests, then the Company may, in its discretion, take any or all of the following actions: (i) terminate each Offering that is then ongoing as of the next Purchase Date (after the purchase of Common Stock on such Purchase Date) under such Offering; (ii) set a new Purchase Date for each ongoing Offering and terminate such Offering after the purchase of Common Stock on such Purchase Date; (iii) amend the Plan and each ongoing Offering so that such Offering will no longer have an accounting treatment that is detrimental to the Company’s best interests; and (iv) terminate each ongoing Offering and refund any accumulated but unused Contributions without interest to the Participants.

Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

14. EFFECTIVE DATE OF PLAN.

This Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 13(a), materially amended) by the Board.

15. MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

XenoPort R

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 a.m., Eastern Time, on May 18, 2015.

Vote by Internet

• Go to www.investorvote.com/XNPT

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR ALL the nominees listed and FOR Proposals 2 – 6.

For All Withhold for All *Exceptions For Against Abstain

1. Election of Directors:

01 - Dennis M. Fenton, Ph.D.

02 - Catherine J. Friedman

Instructions: To withhold authority to vote for a nominee, mark the “Exceptions” box above and write the name of such nominee below.

*Exceptions:

2. To approve an amendment to XenoPort’s amended and restated certificate of incorporation to eliminate the supermajority voting requirement for amendments to XenoPort’s amended and restated bylaws.

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

020TFD

3. To approve an amendment to XenoPort’s amended and restated certificate of incorporation to increase the total number of shares of common stock authorized for issuance from 100 million to 200 million shares.

4. To approve the XenoPort, Inc. 2015 Employee Stock Purchase Plan.

5. To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

6. To approve, on an advisory basis, the compensation of XenoPort’s named executive officers.

Comments — Please print your comments below.

Signature 1 — Please keep signature within the box.

C 1234567890 J N T

1UPX 2321341

For Against Abstain +

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

Signature 2 — Please keep signature within the box.

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

XenoPort R

Proxy – XenoPort, Inc.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2015

The undersigned hereby appoints Ronald W. Barrett and Thomas P. McCracken, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of XenoPort, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of XenoPort, Inc., to be held at the company’s offices located at 3410 Central Expressway, Santa Clara, California 95051 on Tuesday, May 19, 2015, at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL

2, FOR PROPOSAL 3, FOR PROPOSAL 4, FOR PROPOSAL 5 AND FOR PROPOSAL 6 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY

STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed, on the other side)